UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________________________________
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Surgery Partners, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 17, 2020

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2020 annual meeting of stockholders (the "annual meeting") of Surgery Partners, Inc., to be held on May 27, 2020, at 8:00 a.m. (Central Daylight Time) at the Company's executive offices at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027.
Although we intend to hold the annual meeting in person, we are actively monitoring the novel coronavirus, COVID-19, pandemic as part of our effort to maintain a healthy and safe environment at the annual meeting. In the event it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, details on how to participate will be issued by press release, posted on our website and filed with the Securities and Exchange Commission (the "SEC") as additional soliciting material. In any event, we strongly encourage you to vote by proxy as described in the Proxy Statement so that your vote can be counted. We also encourage attendees to review guidance from public health authorities on this issue.
In accordance with rules adopted by the SEC, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Statement, the proxy card and our Annual Report to Stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how stockholders can access the proxy materials over the internet as well as request a paper or email copy if desired.
It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the meeting in person, the Company would greatly appreciate your efforts to vote your shares as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials sent to you or in the Company's proxy statement. If you attend the annual meeting in person and wish to vote at that time, you may withdraw your proxy and vote your shares personally.

Sincerely,
/s/ Wayne S. DeVeydt

Wayne S. DeVeydt
Executive Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 27, 2020

DATE:         May 27, 2020
TIME:         8:00 a.m. CDT
PLACE:     Corporate Headquarters (principal executive office)
310 Seven Springs Way, Suite 500
Brentwood, Tennessee 37027

ITEMS OF BUSINESS:

1.	To elect the two Class II director nominees named in this Proxy Statement to the Board of Directors of Surgery Partners, Inc. (the "Company") for a term of three years;

2.	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

4.	To consider and act upon any other business that may properly come before the 2020 annual meeting of stockholders (the "annual meeting") and at any adjournment or postponement thereof.
Information relating to the matters to be considered and voted on at the annual meeting is set forth in the enclosed proxy materials.

RECORD DATE:
Holders of shares of our common stock of record at the close of business on April 9, 2020 are entitled to receive notice of and vote at the annual meeting and at any adjournment or postponement thereof.

ANNUAL REPORT:	The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2019, which is not part of the proxy soliciting materials, is enclosed.

PROXY VOTING:
It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the attached Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, AFTER REVIEWING THE PROXY MATERIALS, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH IN THE FOLLOWING PROXY MATERIALS AND COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED STAMPED ENVELOPE.
The Board of Directors unanimously recommends that you vote: (i) "FOR" the election of the two Class II director nominees named in this Proxy Statement, (ii) "FOR" the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers, and (iii) "FOR" ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.
You are welcome to attend the annual meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the annual meeting. If you decide to attend the annual meeting and wish to change your proxy, you may do so by voting in person at the meeting. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027, (615) 234-5900 or email ir@surgerypartners.com.
Thank you for your ongoing support of and interest in Surgery Partners, Inc.

Although we intend to hold the annual meeting in person, we are actively monitoring the novel coronavirus, COVID-19, pandemic as part of our effort to maintain a healthy and safe environment at the annual meeting. In the event it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, details on how to participate will be issued by press release, posted on our website and filed with the Securities and Exchange Commission (the "SEC") as additional soliciting material. In any event, we strongly encourage you to vote by proxy as described in the Proxy Statement so that your vote can be counted. We also encourage attendees to review guidance from public health authorities on this issue.
By Order of the Board of Directors,
/s/ Wayne S. DeVeydt

Wayne S. DeVeydt
Executive Chairman
Brentwood, Tennessee
April 17, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2020:
THIS PROXY STATEMENT, THE PROXY CARD AND OUR ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019 ARE AVAILABLE TO YOU ON THE INTERNET OR, UPON YOUR REQUEST WILL BE DELIVERED TO YOU BY MAIL OR EMAIL, IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY TO BE VOTED ON AT THE ANNUAL MEETING. THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS IS SCHEDULED TO BE DISTRIBUTED ON OR ABOUT APRIL 17, 2020 TO STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON APRIL 9, 2020.
THIS PROXY STATEMENT, THE PROXY CARD AND OUR ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019 ARE AVAILABLE ON THE INTERNET AT WWW.INVESTORVOTE.COM/SGRY.

SURGERY PARTNERS, INC.
310 Seven Springs Way, Suite 500
Brentwood, Tennessee 37027

PROXY STATEMENT

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company soliciting my proxy?
The Board of Directors (the "Board") of Surgery Partners, Inc. ("Surgery Partners," the "Company," "we" or "us") is soliciting your proxy to vote at the 2020 annual meeting of stockholders (the "annual meeting") to be held at our corporate headquarters, located at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027, on Monday, May 27, 2020, at 8:00 a.m. Central Daylight Time (CDT) and any adjournments of the annual meeting.
Although we intend to hold the annual meeting in person, we are actively monitoring the COVID-19 pandemic as part of our effort to maintain a healthy and safe environment at the annual meeting. In the event it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, details on how to participate will be issued by press release, posted on our website and filed with the SEC as additional soliciting material. In any event, we strongly encourage you to vote by proxy as described in the Proxy Statement so that your vote can be counted. We also encourage attendees to review guidance from public health authorities on this issue.
What materials is the Company providing and how do I receive such materials?
This Proxy Statement, the proxy card and our Annual Report to Stockholders for the year ended December 31, 2019 (the "Annual Report to Stockholders") are being made available to you on the internet instead of mailing a printed copy of these materials to each stockholder. The Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") is scheduled to be distributed on or about April 17, 2020. The Notice of Internet Availability contains instructions as to how stockholders may access and review the materials on the internet, including information about how stockholders may submit proxies by telephone or over the internet. You will not receive a printed or email copy of these materials unless you make such a request by following the instructions on the Notice of Internet Availability. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.
What proposals will be voted on at the annual meeting?
There are three proposals scheduled to be voted on at the annual meeting:

•	the election of the two Class II director nominees named in this Proxy Statement for a three-year term (Proposal 1);

•	the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers (Proposal 2); and

•
the ratification of the Audit Committee's appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 3).

What is the Board's voting recommendation?
The Board recommends that you vote your shares "FOR" the election of the two Class II director nominees named in this Proxy Statement, "FOR" the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers, and "FOR" the ratification of the Audit Committee's appointment of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.
If you submit a proxy but do not indicate any voting instructions, your shares will be voted "FOR" the election of the two Class II director nominees named in this Proxy Statement, "FOR" the approval, on an advisory basis, of the compensation paid by the Company to its named officers, and "FOR" the ratification of the Audit Committee's appointment of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.
What is the quorum requirement for the annual meeting?
The quorum requirement for holding the annual meeting and transacting business is a majority of the voting power of the outstanding shares entitled to be voted and present at the meeting. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.
What shares owned by me can be voted at the annual meeting?
All shares owned by you as of the close of business on April 9, 2020 (the "Record Date") may be voted. You may cast one vote per share of common stock (including preferred stock on an as-converted basis) that you held on the Record Date. These include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. On the Record Date, the Company had (i) 50,518,377 shares of common stock issued and outstanding and (ii) 310,000 shares of the Company's 10.00% Series A Convertible Perpetual Participating Preferred Stock (the ''preferred stock'') issued and outstanding, which on an as-converted basis, represented 20,519,885 shares of common stock. Pursuant to the Certificate of Designations, Preferences, Rights and Limitations of 10.00% Series A Convertible Perpetual Participating Preferred Stock (the "Certificate of Designations"), the holders of the preferred stock are entitled to vote with the holders of shares of common stock, together as a single class, on all matters submitted to a vote of stockholders of the Company. Additionally, pursuant to the Certificate of Designations, each holder of preferred stock shall be entitled to the number of votes equal to the number of whole shares of common stock into which all shares of preferred held of record by such holder could then be converted pursuant to the Certificate of Designations at the Record Date. Thus, as of the Record Date, the holders of the preferred stock are entitled to vote the equivalent of 46,975,536 shares of common stock, in the aggregate.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders of the Company hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with the Company's transfer agent, Computershare, Inc. (a subsidiary of Computershare Trust Company, N.A.), you are the stockholder of record with respect to those shares, and the proxy materials are being sent directly to you. As the stockholder of record, you have the right to direct your vote by proxy or to vote in person at the annual meeting.
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner and these proxy materials are being forwarded to you by your broker, bank or nominee who is the stockholder of record with respect to such shares. As the beneficial owner, you are invited to attend the annual meeting. You also have the right to direct your broker on how to vote these shares. Your broker or nominee should have enclosed a voting instruction card for you to direct your broker or nominee how to vote your shares. However, shares held in "street name" may be voted in person by you only if you obtain a signed proxy from the record holder (stock brokerage, bank or other nominee) giving you the right to vote the shares.
How can I vote my shares in person at the annual meeting?
If you choose to vote your shares in person at the annual meeting, please bring proof of ownership of the Company's common stock on the Record Date, such as the legal proxy, voting instruction card provided by your broker, bank or nominee, or a proxy card as well as proof of identification. Even if you plan to attend the annual meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.
How can I vote my shares without attending the annual meeting?
Whether you hold your shares directly as the stockholder of record or beneficially in "street name," you may direct your vote without attending the annual meeting by proxy. You can vote by proxy by mail via a proxy card, by following the instructions on the Notice of Internet Availability or proxy card, marking your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mailing the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than May 26, 2020 in order to be counted for the annual meeting.
If you are a beneficial owner, follow the instructions on the voting instruction card provided by your broker, bank or other intermediary. We urge you to review the proxy materials carefully before you vote.

Can I revoke my proxy or change my vote?
You may revoke your proxy or change your voting instructions prior to the vote at the annual meeting. You may enter a new vote by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions). Your new vote must be received by 11:59 p.m. CDT on May 26, 2020. You may also enter a new vote by attending the annual meeting and voting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.
How are votes counted?
For Proposal 1, your vote may be cast "FOR" each Class II director nominee, or you may "WITHHOLD" from voting. Shares voting "WITHHOLD" have no effect on the election of directors.
For Proposals 2 and 3, your vote may be cast "FOR" or "AGAINST" or you may "ABSTAIN." If you "ABSTAIN" on one of these proposals, it has no effect on the outcome.
How are abstentions and broker non-votes treated for determining a quorum and counting votes?
Any shares represented by proxies that are marked to "ABSTAIN" from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal. Abstentions will not be counted as votes "FOR" or "AGAINST" any proposal, and accordingly are not counted for purposes of determining the number of votes cast on any proposal.
If your shares are held in "street name" and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or, on routine matters, may use its discretionary authority to vote your shares. If your broker returns a proxy card but does not vote your shares, this results in a "broker non-vote." Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares. Broker non-votes with respect to any proposal will be treated as shares present for purposes of determining a quorum at the annual meeting. Broker non-votes will not be counted as votes "FOR" or "AGAINST" any proposal, and accordingly are not counted for purposes of determining the number of votes cast on any proposal. Therefore, broker non-votes will have no effect on the outcome of any proposal.
Proposal 1 (election of the two Class II director nominees) and Proposal 2 (approval, on an advisory basis, of the compensation paid by the Company to its named executive officers) are considered non-routine matters, and without your instruction, your broker cannot vote your shares. Proposal 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter for which your broker has discretionary authority to vote your shares.
What is the voting requirement to approve each of the proposals?
Proposal 1, Election of Director Nominees: Under our plurality voting standard, the two nominees for director who receive the most votes will be elected. Therefore, if you do not vote for a nominee, or you "WITHHOLD" your vote for a nominee, your vote will not count either "FOR" or "AGAINST" the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.
Proposal 2, Advisory Vote on Executive Compensation: Under our majority voting standard, the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers requires that the number of votes properly cast "FOR" the proposal (and present, in person or by proxy, at the annual meeting) exceed the number of votes cast "AGAINST" the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal 3, Ratification of the Audit Committee’s Appointment of Independent Registered Public Accounting Firm: Under our majority voting standard, the ratification of the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for fiscal year 2020 requires that the number of votes properly cast "FOR" the proposal (and present, in person or by proxy, at the annual meeting) exceed the number of votes cast "AGAINST" the proposal. Abstentions will have no effect on the outcome of this Proposal 3. Brokers, banks and other nominees have discretionary voting power with respect to this proposal, and therefore we do not expect broker non-votes with respect to this proposal.
Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What happens if additional proposals are presented at the annual meeting?
Other than the three proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the annual meeting. If other matters are properly presented to the stockholders for action at the annual meeting or any adjournments or postponements thereof, it is the intention of the persons named as proxy holders named in the proxy card (J. Eric Evans, our Chief Executive Officer, and Jennifer B. Baldock, our Executive Vice President and Chief Administrative and Development Officer) to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote. If for any unforeseen reason, any of the Company's nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate(s) as may be nominated by the Board.
Who will count the vote?
A representative of Computershare, Inc. will act as the inspector of election and the tabulator of the votes for bank, broker and other stockholder of record proxies.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Surgery Partners or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote and (iii) to facilitate a successful proxy solicitation by the Board. Additionally, we will forward to management any written comments you provide on a proxy card or through other means.
Who will bear the cost of soliciting proxies for the annual meeting?
The Company will pay the entire cost of soliciting proxies for the annual meeting, including costs for mailing the Notice of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. We have retained Computershare, Inc. to assist us with the distribution of the proxies and will pay their expenses. We will also reimburse brokers or nominees for the expenses that they incur for forwarding the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock and preferred stock as of April 9, 2020 (except as otherwise indicated below), by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock or preferred stock;

•	each of our named executive officers;

•	each of our directors and nominees; and

•	all of our executive officers and directors as a group.
Information with respect to beneficial ownership in the following table is based on the Company's review of information furnished by or on behalf of each director, officer, or beneficial owner of more than 5% of our common stock or preferred stock and filed with the SEC. Beneficial ownership is determined in accordance with SEC rules. The information in the following table does not necessarily indicate beneficial ownership for any other purpose. In general, under SEC rules, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.
The percentage of shares of common stock or preferred stock beneficially owned is computed on the basis of 50,518,377 shares of common stock and 310,000 shares of preferred stock outstanding as of April 9, 2020. Shares of common stock or preferred stock that a person has the right to acquire within 60 days of April 9, 2020, are deemed outstanding for purposes of computing the percentage ownership of such person's holdings, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Except as otherwise indicated below, and subject to applicable community property laws, we believe, based on information furnished by such persons, the persons named in the table have sole voting and investment power with respect to all shares of common stock or preferred stock held by that person.

Title of Class	Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Common Stock
	Beneficial owners of 5% or more of our common stock:
	BCPE Seminole Holdings LP (1)(2)	47,311,421	66.3%
	Clearbridge Investments, LLC (3)	3,602,642	7.1%
	Taloman Capital Limited (4)	2,452,916	4.9%
	Directors and Named Executive Officers:
	Brent Turner (5)	34,687	*
	Teresa DeLuca, M.D. (6)	30,658	*
	Andrew T. Kaplan (7)	—	—
	T. Devin O'Reilly (7)	—	—
	John A. Deane	15,317	*
	Clifford G. Adlerz	23,182	*
	Wayne S. DeVeydt (8)	424,075	*
	J. Eric Evans	267,243	*
	Thomas F. Cowhey	129,679	*
	Jennifer B. Baldock	167,488	*
	George M. Goodwin	106,913	*
	All executive officers and directors as a group (14 persons)	1,412,105	2.8%

Preferred Stock
	Beneficial owners of 5% or more of our preferred stock:
	BCPE Seminole Holdings LP (2)	310,000	100%

_______
* Less than one percent.

(1)
BCPE Seminole Holdings LP, a Delaware limited partnership ("Bain Capital") and our controlling stockholder, directly holds (i) 24,455,651 shares of common stock and (ii) 310,000 shares of preferred stock, which, on an as-converted basis (as explained below), represented 20,519,885 shares of common stock as of April 9, 2020 and will represent 20,855,770 shares of common stock as of June 8, 2020 (60 days after the Record Date). Each share of preferred stock is convertible at any time, at the election of the holder, into the number of shares of common stock equal to the quotient obtained by dividing (a) the accrued value of such share of preferred stock plus any accrued but uncompounded dividends on such share by (b) the conversion price ($19.00 per share as of the Record Date). Dividends accrue daily at a rate of 10% per annum on the accrued value (initially, $1,000 as of August 31, 2017) and compound quarterly on March 31, June 30, September 30 and December 31 of each year. At least a portion of such dividends are added to the accrued value of a share and, therefore, the number of shares of common stock into which each share of preferred stock may be converted will increase over time. As of April 9, 2020, each share of preferred stock held by BCPE Seminole Holdings LP was convertible into approximately 66.19 shares of common stock. As of June 8, 2020, each share of preferred stock held by BCPE Seminole Holdings LP will be convertible into approximately 67.28 shares of common stock.

(2)
Bain Capital Investors, LLC ("BCI") is the sole member of BCPE Seminole GP LLC ("BCPE GP"), which is the general partner of BCPE Seminole Holdings LP. The governance, investment strategy and decision-making process with respect to investments held by BCPE Seminole Holdings LP is directed by the Global Private Equity Board of BCI. By virtue of the relationships described in this footnote, BCI and BCPE GP may be deemed to share voting and dispositive power with respect to the securities held by BCPE Seminole Holdings LP. The principal business address of each of BCI, BCPE GP and BCPE Seminole Holdings LP is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.

(3)
Clearbridge Investments, LLC has sole voting power over 3,601,088 shares of common stock and sole dispositive over 3,602,642 shares of common stock. Information reported in this table and the notes hereto in respect of Clearbridge Investments, LLC is based solely on the Schedule 13G filed with the SEC on February 14, 2020 by Clearbridge Investments, LLC. The principal business address of Clearbridge Investments, LLC is 620 8 th Avenue, New York, NY 10018.

(4)
Talomon Capital Limited has sole voting power and sole dispositve power over 2,452,916 shares of common stock. Information reported in this table and the notes hereto in respect of Clearbridge Investments, LLC is based solely on the Schedule 13G filed with the SEC on January 16, 2020 by Talomon Capital Limited. The principal business address of Talomon Capital Limited is 33 St. James's Square, London SW1Y 4JS.

(5)	Mr. Turner's beneficially owned shares include 4,015 shares of common stock underlying stock options exercisable within 60 days of April 9, 2020.

(6)	Dr. DeLuca's beneficially owned shares include 4,199 shares of common stock underlying stock options exercisable within 60 days of April 9, 2020.

(7)
The shares beneficially owned by each of Mr. O'Reilly and Mr. Kaplan do not include shares held by BCPE Seminole Holdings LP. Mr. O'Reilly is a Managing Director of BCI and Mr. Kaplan is Principal of BCI and as a result, by virtue of the relationships described footnote (2) above, may each be deemed to share beneficial ownership of the shares of common stock and preferred stock held by BCPE Seminole Holdings LP.

(8)	Mr. DeVeydt's beneficially owned shares include 140,000 shares of common stock underlying stock options exercisable within 60 days of April 9, 2020.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to fiscal year 2019, we believe that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements with respect to fiscal year 2019, except for (i) the withholding of shares to satisfy the tax withholding obligations in connection with the vesting on March 31, 2019 of a prior restricted stock award to Brandon Lingle, our former President, Ancillary Services, that was inadvertently reported late on a Form 4 filed on April 8, 2019, and (ii) the withholding of shares to satisfy the tax withholding obligations in connection with the vesting on December 31, 2019 of prior restricted stock awards to both Anthony W. Taparo and Jennifer B. Baldock, each of which was inadvertently reported late on a Form 4 filed on February 7, 2020.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
In accordance with the Company's Amended and Restated Certificate of Incorporation (the "charter") and Amended and Restated Bylaws (the "bylaws"), the Board is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Brent Turner and T. Devin O’Reilly are Class II directors whose terms expire at the annual meeting.
Messrs. Turner and O’Reilly have been nominated for and have agreed to stand for re-election as Class II directors. The Class II directors will serve a term of three years and until his successor is duly elected and qualified or until his death, resignation or removal, whichever is earliest to occur. The two nominees for director with the highest number of affirmative votes will be elected as Class II directors. Except with respect to broker non-votes, unless you otherwise instruct, proxies will be voted for election of the nominees listed above as director nominees. The Company has no reason to believe that any nominee will be unable to serve, but in the event that a nominee is unwilling or unable to serve as a director and the Board does not, in that event, choose to reduce the size of the Board, the persons voting the proxy may vote for the election of another person in accordance with their judgment.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE ABOVE-NAMED NOMINEES FOR CLASS II DIRECTORS.
The following table sets forth the name, age (as of April 9, 2020) and position of individuals who currently serve as a director of the Company.

Name	Age	Position
John A. Deane	58	Class I Director
Teresa DeLuca, M.D.	54	Class I Director
Wayne S. DeVeydt	50	Class I Director, Chairman
Brent Turner	54	Class II Director
T. Devin O'Reilly	45	Class II Director
Andrew T. Kaplan	35	Class III Director
Clifford G. Adlerz	66	Class III Director
J. Eric Evans	42	Class III Director
Information concerning our nominees and directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the board of directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.
Class II Director Nominees for Election
Brent Turner has served as a director of Surgery Partners since December 2015. Mr. Turner served as the President of Acadia Healthcare Company Inc. from April 2012 until March 2019. Mr. Turner joined Acadia in February 2011 as a Co-President. Prior to joining Acadia, Mr. Turner served as the Executive Vice President, Finance and Administration of Psychiatric Solutions, Inc. from August 2005 to November 2010 and prior to that, as the Vice President, Treasurer and Investor Relations and as a Division President. Mr. Turner currently serves on the Board of Directors of LHC Group, Inc. (Nasdaq: LHCG) and previously served on the Board of Trustees of the National Association of Behavioral Healthcare ("NABH"), including as Chairman in 2018 and 2009. Mr. Turner holds a B.A. in Economics from Vanderbilt University and an M.B.A. from the Vanderbilt Owen Graduate School of Management. Our Board believes that Mr. Turner is qualified to serve as a director based on, among other things, his experience as an executive in the healthcare industry, his service as a board member of other publicly traded companies and his financial knowledge.
T. Devin O'Reilly has served as a director of Surgery Partners since August 2017, including as Chairman from August 2017 to January 2020. Mr. O'Reilly joined Bain Capital Private Equity in 2005 and has served as a Managing Director since 2013. Prior to joining Bain Capital Private Equity, Mr. O'Reilly was a consultant at Bain & Company where he consulted for private equity and healthcare industries. Mr. O'Reilly has served as a director of Grupo Notre Dame Intermedica since 2014 and Aveanna Healthcare since 2017. He previously served as a director of Bio Products Laboratory and as a director of Brakes Bros. Mr. O'Reilly holds a B.A. from Princeton University and an M.B.A. from The Wharton School at the University of Pennsylvania. Our Board believes that Mr. O’Reilly is qualified to serve as a director based on, among other things, his experience providing consulting services to healthcare companies.

Directors Continuing in Office
Class III Directors. The following directors have terms ending in 2021:
Clifford G. Adlerz has served as a director of Surgery Partners since October 2017. Mr. Adlerz previously served as a Consultant to Surgery Partners from February 2018 until May 2019 and Interim Chief Executive Officer of Surgery Partners from September 2017 until January 2018. Before his time at Surgery Partners, Mr. Adlerz held several management roles at Symbion, Inc., a large multi-specialty provider of ambulatory surgery centers and hospitals, including as President from May 2002 until Symbion was acquired by Surgery Partners in November 2014. Prior to joining Symbion, Mr. Adlerz served as Division Vice President of HCA, a healthcare facilities operator, as well as Regional Vice President of Midsouth HealthTrust. Mr. Adlerz currently serves on the Board of Directors of Ovation Fertility. Mr. Adlerz previously served as a director for the National Ambulatory Surgery Center Association and was part of the leadership group for ASC Quality Collaboration. Mr. Adlerz holds a B.A. in Business and an M.B.A. from the University of Florida. Our Board believes that Mr. Adlerz is qualified to serve as a director based on, among other things, his experience with the Company and its predecessor as well as in the healthcare industry generally and his general business and financial acumen.
Andrew T. Kaplan has served as a director of Surgery Partners since August 2018. Mr. Kaplan joined Bain Capital Private Equity in 2009. Prior to joining Bain Capital Private Equity, Mr. Kaplan was an investment banker with Goldman Sachs. He also co-founded EngagedHealth, LLC, a post-hospitalization service for chronically ill, low income patients aiming to improve outcomes, reduce readmissions, and save costs. Mr. Kaplan has served on the Board of Directors for QuVa Pharma, Inc., since 2015 and Renal Care, Inc., since 2019. Mr. Kaplan holds a B.S. in Economics from The Wharton School at the University of Pennsylvania and an M.B.A from Harvard Business School. Our Board believes that Mr. Kaplan is qualified to serve as a director based on, among other things, his experience in co-founding a healthcare company and his general financial experience.
J. Eric Evans has served as a director of Surgery Partners since January 2020. Mr. Evans is currently Chief Executive Officer of Surgery Partners, a role he has held since January 2020 and previously served as Executive Vice President and Chief Operating Officer of Surgery Partners from April 2019 until January 2020. Mr. Evans previously served as President of Hospital Operations of Tenet Healthcare Corporation and prior to that as chief executive officer of Tenet Healthcare Corporation’s former Texas region from April 2015 to March 2016 and as market chief executive officer of The Hospitals of Providence (formerly known as the Sierra Providence Health Network) in El Paso from September 2012 to April 2015. Additionally, from 2004 until 2012, Mr. Evans held various positions with Tenet Healthcare Corporation’s former Dallas-area Lake Pointe Health Network including chief executive officer, chief operating officer and director of business development. Mr. Evans holds a bachelor’s degree in industrial management from Purdue University and an M.B.A. from Harvard Business School. He is also a fellow in the American College of Healthcare Executives.
Class I Directors. The following directors have terms ending in 2022:
John A. Deane has served as a director of Surgery Partners since May 2019. Mr. Deane co-founded the John and Natasha Deane Foundation in 2018. Mr. Deane served as the Chairman of the Advisory Board Company from December 2009 until April 2018. Prior to joining the Advisory Board Company, he was the Founder and Chief Executive Officer of Southwind Health Partners, LLC, a start-up health care business focused on providing management services for hospital and health system sponsored medical groups, from October 1998 until December 2009. Mr. Deane holds a B.A. in Political Science and a M.P.A from American University. Our Board believes that Mr. Deane is qualified to serve as a director based on, among other things, his extensive experience working with physicians in the healthcare industry.
Teresa DeLuca, M.D. has served as a director of Surgery Partners since September 2016. Dr. DeLuca has served as a Managing Director at Columbia University's NY Life Science Venture Fund since January 2018. She previously served as Assistant Clinical professor of psychiatry at the Icahn School of Medicine at Mount Sinai in New York City from 2014 to 2017 and as the Chief Medical Officer of Magellan Pharmacy Solutions at Magellan Health from 2012 to 2014. Prior to that, she served as SVP of Pharmacy Health Solutions at Humana, VP of Clinical Sales Solutions & National Medical Director at Walgreen Co., and VP of Personalized Medicine as well as VP of Medical Policy & Clinical Quality at Medco. Prior to taking on these executive leadership roles, Dr. DeLuca was a Senior Director of Global Product Development Services at PRA International and a Senior Medical Scientist at GlaxoSmithKline. Dr. DeLuca served as a director at North Bud Farms, Inc., a pharmaceutical company from May 2018 to February 2020. Dr. DeLuca received her M.B.A. from Drexel University and her residency (M.D.) from Jefferson Medical College of Thomas Jefferson University. Our Board believes that Dr. DeLuca is qualified to serve as a director based on, among other things, her healthcare knowledge, experience and skills gained from previously serving as a Chief Medical Officer. Additionally, a strong advocate for good board governance, in 2016 Dr. DeLuca earned both the Carnegie Mellon Cybersecurity certificate and continues to maintain good standing with the National Association of Corporate Directors (NACD) as a Board Leadership Fellow (Masters Level).

Wayne S. DeVeydt has served as a director of Surgery Partners since January 2018. Mr. DeVeydt currently is Executive Chairman of Surgery Partners, a role he has held since January 2020 and previously served as Chief Executive Officer of Surgery Partners from January 2018 until January 2020. From January 2017 until January 2018, Mr. DeVeydt served as a Senior Advisor to the Global Healthcare division of Bain Capital Private Equity, LP, the investment advisor of BCPE Seminole Holdings LP, the Company's controlling stockholder. From May 2007 to May 2016, Mr. DeVeydt served as Executive Vice President and Chief Financial Officer of Anthem, Inc., a health insurance company. From March 2005 to May 2007, he served as Anthem's Senior Vice President and Chief Accounting Officer and for a portion of that time, he also served as Chief of Staff to the Chairman and Chief Executive Officer. Prior to joining Anthem, Mr. DeVeydt served as a partner at PricewaterhouseCoopers LLP, focused on companies in the national managed care and insurance industries. Since March 2016, Mr. DeVeydt has served as a director of NiSource Inc., a utilities company. Mr. DeVeydt previously served on the board of directors of Grupo Notre Dame Intermedica and as a director of Myovant Sciences Ltd, a biopharmaceutical company. Mr. DeVeydt received his B.S. in Business Administration from the University of Missouri in St. Louis. Our Board believes that Mr. DeVeydt is qualified to serve as a director based on his service as our Chief Executive Officer and his prior experience serving as an executive in the healthcare industry.

CORPORATE GOVERNANCE

Our Board currently consists of seven directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The division of the three classes and their respective election dates are as follows:
•the Class I directors' term will expire at the annual meeting of stockholders to be held in 2022;
•the Class II directors' term will expire at the annual meeting of stockholders to be held in 2020; and
•the Class III directors' term will expire at the annual meeting of stockholders to be held in 2021.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Our charter provides that directors will be elected at the annual meeting of the stockholders and each director elected will hold office until his successor is elected and qualified. The size of the Board shall be determined by, and vacancies and newly created directorships on the Board shall be filled by, either the affirmative vote of holders of a majority of our then outstanding capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock") or the vote of a majority of the directors then on the Board. However, on or after the date (the "Trigger Date") that the investment funds affiliated with Bain Capital Private Equity, LP ("Bain Capital Private Equity") and their successors, transferees and affiliates cease collectively to beneficially own 50% or more of the then outstanding Voting Stock, (i) the size of the Board shall be determined exclusively by a majority of the directors then in office and (ii) vacancies and newly created directorships on the Board shall be filled exclusively by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, except in each case, that any vacancy created by the removal of a director by the stockholders for cause shall only be filled, in addition to any other vote otherwise required by law, by vote of a majority of the then outstanding Voting Stock.
Additionally, the Certificate of Designations, which governs our preferred stock, provides that, on or following the Trigger Date, for so long as investment funds affiliated with Bain Capital Private Equity or their respective successors, transferees and affiliates (collectively, the ''Sponsor Entities'') continue to hold fifty percent (50%) or more of the shares of preferred stock acquired in the sale and issuance of 310,000 shares of the Company's preferred stock to Bain Capital Private Equity, at a purchase price of $1,000 per share in cash (the "Preferred Private Placement") (subject to adjustment as set forth in the Certificate of Designations), the holders of at least a majority of the then-outstanding shares of preferred stock held by the Sponsor Entities, voting as a separate class, shall be entitled to elect two (2) directors to the Board. For so long as the Sponsor Entities continue to own more than 25% but less than 50% of the of the shares of preferred stock acquired in the Preferred Private Placement (subject to adjustment as set forth in the Certificate of Designations), the holders of at least a majority of the then-outstanding shares of preferred stock held by the Sponsor Entities, voting as a separate class, shall be entitled to elect one (1) director to the Board.
Director Independence
The listing standards of The Nasdaq Stock Market LLC ("Nasdaq") requires that listed companies that are not "controlled companies" have a majority of independent directors, that compensation committees of listed companies be comprised entirely of independent directors and that nominating committees of listed companies be comprised entirely of independent directors. We are a "controlled company" under Nasdaq corporate governance standards. As a "controlled company," we may elect to not comply with certain governance requirements, including the requirements to (i) have a majority of independent directors, (ii) maintain a compensation committee composed entirely of independent directors and (iii) maintain a corporate governance and nominating committee composed of independent directors or have the responsibilities that would otherwise be undertaken by a corporate governance and nominating committee undertaken solely by the independent directors of the board of directors. We currently avail ourselves of these available exemptions.
Accordingly, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements and the ability of our independent directors to influence our business policies and affairs may be reduced. When we cease to be a controlled company, we will be required to comply with these provisions within the transition periods specified in Nasdaq rules.
The Board has reviewed the independence of our directors based on the corporate governance standards of Nasdaq. Based on this review, the Board determined that each of Brent Turner, Teresa DeLuca and John A. Deane is independent within the meaning of the corporate governance standards of Nasdaq. In making this determination, our Board considered the relationships that each of these non-employee directors has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director. As required under applicable Nasdaq rules, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.
These exemptions do not modify the independence requirements for our Audit Committee, and we comply with the applicable requirements of the Sarbanes-Oxley Act and Nasdaq rules with respect to our Audit Committee. See "Committees of the Board - Audit Committee."
Board Leadership Structure
Our bylaws provide maximum flexibility to the Board in choosing a Chairman of the Board and a Chief Executive Officer. The bylaws provide that such offices may be held by different people or the same person, as determined by the Board. This flexibility allows the Board to determine whether it is in the best interest of the Company and our stockholders to combine the roles of Chief Executive Officer and Chairman of the Board in the same person. The roles of Chief Executive Officer and Chairman of the Board are currently separate. Wayne S. DeVeydt, our former Chief Executive Officer, was appointed by the Board to serve as Executive Chairman of the Board in January 2020. The Board determined that Mr. DeVeydt’s experience as our Chief Executive Officer gives him a unique and relevant perspective to serve as our Executive Chairman.
Selection of New Directors
Subject to the rights of the Sponsor Entities described above, the Board is responsible for selecting its own members for election by the stockholders with direct input from the Chief Executive Officer. It is the opinion of the Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company's stakeholders. The Board believes that each director should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee the Company's business. In addition, it believes that there are certain attributes that every director should possess, as reflected in its membership criteria. Accordingly, the Board considers the qualifications of directors and director candidates individually and in the broader context of its overall composition and the Company's current and future needs. Among other things, the Board has determined that it is important to have directors with the following skills and experiences: leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others; knowledge of the Company's industry, particularly physician and patient relations, which is relevant to understanding the Company's business and strategy; operations experience, as it gives directors a practical understanding of developing, implementing and assessing the Company's business strategy and operating plan; risk management experience, which is relevant to oversight of the risks facing the Company's business; financial/accounting experience, particularly knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating the Company's capital structure, financial statements and reporting requirements; and strategic planning experience, which is relevant to the Board's review of the Company's strategies and monitoring their implementation and results.
The Board also requires that each director be able to dedicate sufficient time to ensure the diligent performance of his or her duties on the Company's behalf, including attending all Board and applicable committee meetings. In general, the Board does not have a policy limiting the number of other public company boards of directors upon which a director may sit. However, the Board shall consider the number of other boards of directors (or comparable governing bodies), particularly with respect to public companies, on which a prospective nominee is a member. Although the Board does not impose a limit on outside directorships, it does recognize the substantial time commitments attendant to membership on the Board and expects that directors devote all such time as is necessary to fulfill their accompanying responsibilities, both in terms of preparation for, and attendance and participation at, meetings.
Board Meeting Attendance
Under our Corporate Governance Guidelines, directors are expected to attend all Board meetings and meetings of the committees of the Board on which they serve, as well as annual meetings of stockholders. During 2019, there were six meetings of our Board. No current director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of committees of the Board for the period during which the director served on the Board or such committee in 2019. All directors who served on the Board at the time of the 2019 annual meeting of stockholders attended the meeting except for Mr. Turner.
Board’s Role in Risk Oversight
Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board, primarily through its Audit Committee, oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value.
Oversight of COVID-19 Response Efforts
Beginning in mid-March, the COVID-19 pandemic began to significantly affect Surgery Partners' facilities, employees, patients, communities, business operations and financial performance, as well as the United States economy and financial markets. On March 18, 2020, we reported that we had withdrawn our previously announced full-year 2020 outlook. The COVID-19 crisis is still rapidly evolving and much of its impact remains unknown and difficult to predict. We are committed to protecting the health of the communities in which we operate and have been responding to the evolving COVID-19 situation while taking steps to provide quality care and protect the health and safety of patients, employees, providers and visitors. Our Board of Directors has been involved extensively in discussions with management about the risks presented to the Company by the COVID-19 virus, and is actively overseeing management's implementation of operational changes in an effort to both slow the spread of COVID-19 and address the estimated negative financial impact on the Company.
Committees of the Board
We have an Audit Committee and a Compensation Committee with the composition and responsibilities described below. Each committee operates under a charter that is approved by our Board. The members of each committee are appointed by the Board and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.
Because we avail ourselves of certain exceptions applicable to "controlled companies" under Nasdaq rules, some responsibilities that would otherwise be undertaken by a nominating committee or solely by a majority of independent directors of the board of directors will be undertaken by the full board of directors, or, at its discretion, by a special committee established under the direction of the full board of directors. The controlled company exception does not modify the independence requirements for our Audit Committee and we comply with the audit committee requirements of the Sarbanes-Oxley Act and the rules of Nasdaq.
Audit Committee
We have a separately standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is set forth in the Audit Committee charter. The Audit Committee's primary duties and responsibilities are to:

•	Appoint or replace, compensate and oversee the Company's independent auditor;

•
Assist the Board with its oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditor's qualifications and independence and the performance of the Company's internal audit function and the independent auditor; and

•	Prepare the report for inclusion in the Company's annual Proxy Statement as required by the rules of the SEC.
The Audit Committee is responsible for the appointment, compensation, retention, oversight and replacement, if necessary, of the Company's independent auditor. The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the Company's annual audited and quarterly unaudited financial statements and the disclosures under the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual and quarterly reports filed with the SEC, including disclosures of critical accounting policies therein. The Audit Committee also reviews and approves all related party transactions in accordance with Company policy and reviews matters related to the Company's related party transaction policy and the Company's system of internal control, its financial and critical accounting practices, and policies relating to risk assessment and management.
The Audit Committee currently consists of Brent Turner, Teresa DeLuca and John A. Deane. Mr. Turner is both an independent director and an "audit committee financial expert" within the meaning of Item 407 of Regulation S-K, and serves as chair of the Audit Committee. In addition, Dr. DeLuca and Mr. Deane are also independent directors within the meaning of Item 407 of Regulation S-K. The Audit Committee met eight times in 2019. A copy of the Audit Committee charter, which satisfies the applicable standards of the SEC and Nasdaq, is available on the "Investors - Highlights" page of our website at www.surgerypartners.com.

Compensation Committee
The purpose of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs. Our Board has adopted a written charter under which the Compensation Committee operates, which satisfies the applicable standards of the SEC and Nasdaq. A copy of the Compensation Committee charter is available on the "Investors - Highlights" page of our website at www.surgerypartners.com. The Compensation Committee annually reviews and assesses the adequacy of its charter.
The Compensation Committee's primary duties and responsibilities are to:

•
Review and approve corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer (the "CEO") and the officers of the Company who report directly to the CEO and all officers who are "insiders" subject to Section 16 of the Exchange Act (collectively, the "Senior Officers"), evaluate the performance of the CEO and other Senior Officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve, or recommend to the Board for approval, the compensation levels for the CEO and other Senior Officers based on this evaluation, with the deliberations and voting on the CEO's compensation to be conducted without the CEO present;

•	Make recommendations to the Board about the compensation of non-employee directors;

•
Review and administer the Company's equity-based compensation plans, management incentive compensation plans and deferred compensation plans and make recommendations to the Board about amendments to such plans and the adoption of any new compensation plans;

•	Recommend to the Board any ownership guidelines for the Senior Officers, other executives and non-employee directors, and periodically assess these guidelines and recommend revisions as appropriate;

•	Review and establish the Company's overall management compensation and benefits philosophy and policies;

•	Produce a Compensation Committee report on executive compensation for inclusion in the Company's annual Proxy Statement in accordance with SEC proxy and disclosure rules;

•	Review and approve all Senior Officer employment contracts and other compensatory, severance and change-in-control arrangements for current and former Senior Officers;

•	Establish and review periodically policies and procedures with respect to perquisites;

•
Review the Company's incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation, and evaluate compensation policies and practices that could mitigate any such risk;

•	Review and assess the adequacy of the committee's charter and submit any changes to the Board for approval on an annual basis;

•	Maintain minutes of the committee's meetings and report its actions and any recommendations to the Board on a periodic basis; and

•
Annually perform, or participate in, an evaluation of the performance of the committee against the requirements of this Compensation Committee charter, the results of which shall be presented to the Board.

As long as we are a controlled company, we are not required by Nasdaq rules to maintain a compensation committee comprised of independent directors. As of the date of this Proxy Statement, our Compensation Committee consisted of Brent Turner and John A. Deane each of whom is independent under Nasdaq rules and T. Devin O'Reilly (chair) and Andrew T. Kaplan. The Compensation Committee met four times during 2019.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is or has at any time during the past year been an officer or employee of ours or any of our subsidiaries. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. Our CEO has participated in discussions related to compensation of certain of our executive officers, but has not participated in any discussions regarding his own compensation. We have also retained a compensation consultant since our initial public offering to review the compensation of executive officers at peer group companies and assist in benchmarking appropriate compensation of our executive officers on a forward-looking basis.
Employee, Officer and Director Hedging
The Company’s Insider Trading Policy expressly prohibits our employees, officers or directors from engaging in transactions that involve the purchase of financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. In addition, all of our employees, officers and directors are subject to the Company's Code of Conduct, which includes conflicts of interest provisions broadly prohibiting actions or activities that involve obtaining improper personal gain or advantage, or adversely affecting the interests of the Company.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to approve a non-binding, advisory resolution on the compensation of Surgery Partners' executive officers who are named in the Summary Compensation Table appearing in this Proxy Statement (our "named executive officers" or "NEOs"). The compensation of our named executive officers is described in the "Compensation Discussion and Analysis" and "Executive Compensation" sections of this Proxy Statement.
The compensation program for our named executive officers is designed to attract and retain highly qualified individuals and to motivate and reward them for performance that benefits Surgery Partners and its stockholders. The Compensation Committee and the Board of Directors believe that the policies and procedures detailed in "Compensation Discussion and Analysis" achieve these goals.
This advisory resolution, commonly referred to as a "Say-On-Pay" resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the views of Surgery Partners' stockholders and will review and consider the voting results when (i) evaluating the effectiveness of Surgery Partners' compensation policies and practices and (ii) making future compensation decisions for our named executive officers.
We are requesting your non-binding vote on the following resolution:
"RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2020 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the "Compensation Discussion and Analysis" and "Executive Compensation" sections and the other related tables and disclosure."
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS

Name	Age	Position
Wayne S. DeVeydt	50	Executive Chairman and Class I Director
J. Eric Evans	42	Chief Executive Officer and Class III Director
Thomas F. Cowhey	47	Executive Vice President and Chief Financial Officer
Jennifer B. Baldock	49	Executive Vice President, Chief Administrative and Development Officer
George M. Goodwin	59	President, ASC Group
Anthony W. Taparo	54	Chief Growth Officer
Bradley R. Owens	50	President, National Group
Laura L. Brocklehurst	50	Senior Vice President and Chief Human Resources Officer
Wayne S. DeVeydt has served as Executive Chairman of Surgery Partners since January 2020 and director of Surgery Partners since January 2018. Mr. DeVeydt’s biography is included elsewhere in this Proxy Statement under the heading "Proposal No. 1: Election of Directors - Directors Continuing in Office."
J. Eric Evans has served as Chief Executive Officer and director of Surgery Partners since January 2020. Mr. Evans’ biography is included elsewhere in this Proxy Statement under the heading "Proposal No. 1: Election of Directors - Directors Continuing in Office."
Thomas F. Cowhey has served as our Chief Financial Officer since April 2018. Previously, Mr. Cowhey held various financial management roles at Aetna, Inc., including financial oversight for various business operations, corporate development, investor relations and treasury. From 2016 to 2018, he served as the Chief Financial Officer of Aetna's Institution Business portfolio, including Aetna's health plan businesses. During 2016, he served as Chief Financial Officer of Aetna's Consumer Health & Services portfolio, and from 2010 to 2016, Mr. Cowhey served as Vice President of Investor Relations and Business Development. Prior to his time at Aetna, Mr. Cowhey held a variety of investment banking roles. Mr. Cowhey received his B.S. degree in economics from Wesleyan University and an M.B.A. degree from Duke University.
Jennifer B. Baldock has served as our Executive Vice President and Chief Administrative and Development Officer since February 2020. Previously, Ms. Baldock served as our Executive Vice President and Chief Legal Officer from May 2018 to February 2020, Senior Vice President, Secretary and General Counsel of Surgery Center Holdings, Inc. since our acquisition of Symbion Holdings Corporation in November 2014 and as Vice President, Secretary and General Counsel of Surgery Partners, Inc. since April 2015. In addition, Ms. Baldock previously served as General Counsel and Chief Compliance Officer of Symbion Holdings Corporation and Symbion, Inc. Prior to joining Symbion in 2010, she served as Assistant General Counsel for both Ambulatory Services of America and Renal Care Group. Prior to that, Ms. Baldock practiced law with Waller Lansden Dortch and Davis in Nashville, Tennessee, concentrating in corporate law with an emphasis on healthcare mergers and acquisitions. She is also a Certified Public Accountant (inactive). Ms. Baldock holds a B.A. in Economics and Accounting from Lipscomb University and a J.D. from the University of Alabama.
George M. Goodwin has served as our President, ASC Group since February 2020. Previously, Mr. Goodwin served as our American Group President from our acquisition of Symbion in November 2014 to February 2020. Mr. Goodwin previously served as President of Symbion's American Group since 2013 and also served as Vice President of Mergers and Acquisitions and Senior Vice President and Chief Development Officer. Prior to joining Symbion, Mr. Goodwin served as President and Chief Executive Officer of American Pathology Resources. Mr. Goodwin holds a B.S. in accounting from the University of Alabama.
Anthony W. Taparo has served as our Chief Growth Officer since August 2019. Previously, Mr. Taparo served as our Atlantic Group President from our acquisition of Symbion in November 2014 to August 2019. Mr. Taparo previously served as President of Symbion's Atlantic Group since 2006 and as Regional Vice President for Symbion from 1999 to 2006. Prior to joining Symbion, Mr. Taparo served as Chief Operating Officer of Columbia Physician Services. Mr. Taparo holds a B.A in accounting from Indiana State University.
Bradley R. Owens has served as our National Group President since December 2019. Previously, Mr. Owens served as the Senior Vice President Operations - CFO for Arete Health from April 2019 to December 2019. He previously held several positions at LifePoint Hospitals, including Western Group Chief Operating Officer (COO), Vice President Clinical and Business Informatics, COO of the Continental Division, Operations CFO and American Division Chief Financial Officer (CFO). Prior to his time at LifePoint Hospitals, he worked at HCA Healthcare as CFO for three east coast hospitals.
Laura L. Brocklehurst has served as Senior Vice President and Chief Human Resources Officer since July 2019. Previously, Ms. Brocklehurst served as our Vice President, HR Business Partner from August 2018 to July 2019. She previously held several positions at SC Johnson, including Sr. Director Human Resources Business Partner - Latin America and Sr. Director and Human Resources

Business Partner - Global Product Supply from January 2013 to May 2018. She has also been a human resources executive for 20 years for large corporations, including Newell Rubbermaid and Healthways.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis ("CD&A") is designed to provide an overview of our compensation philosophy and objectives, our compensation programs, and our decision making processes as they relate to our named executive officers for the year ended December 31, 2019.
This discussion is intended to, among other things, help our stockholders understand the information provided in the compensation tables included in this Proxy Statement, and to put that information in the context of our overall compensation program for our NEOs.
Pursuant to SEC rules, our NEOs for 2019 were:

Named Executive Officer	Title
Wayne S. DeVeydt(1)	Chief Executive Officer
Thomas F. Cowhey	Executive Vice President and Chief Financial Officer
J. Eric Evans(1)	Executive Vice President and Chief Operating Officer
Jennifer B. Baldock	Executive Vice President, Chief Administrative and Development Officer
George M. Goodwin	President, ASC Group
_______

(1)	Effective January 13, 2020, Mr. DeVeydt was appointed Executive Chairman of the Company and Mr. Evans was appointed to replace Mr. DeVeydt as the Chief Executive Officer of the Company.
Overview of 2019 Company Performance
The following summary of the Company's performance is intended to provide additional context for the Compensation Committee's evaluation of the Company's performance against its 2019 goals for compensation-related purposes. We ended 2019 and entered 2020 with strong momentum and continued confidence in the Company's growth potential.
Our NEOs were instrumental in helping us drive Company performance results in 2019, and in assessing our competitive position and shaping a plan that will best position us for continued growth in 2020 and beyond.
We present below key business highlights to assist our stockholders in understanding the compensation decisions made with respect to our NEOs that relate to 2019 performance. Key performance highlights from 2019 include:

•	Revenues increased 3.4% over 2018 to $1.8 billion.

•	Same-facility revenues increased 7.6% over 2018 to $1.8 billion.

•
Net loss attributable to common stockholders of $110.5 million inclusive of non-cash goodwill impairment and litigation charges of $7.9 million and $0.2 million, respectively, resulting in a net loss per share of $2.29.

•	Adjusted EBITDA increased 10.1% over 2018 to $258.6 million.
After taking into account the Company's overall performance for 2019 and the executives’ contributions to the Company, the Compensation Committee determined that the performance was sufficient to entitle the NEOs to payouts under the Company’s annual cash incentive plan (the "Cash Incentive Plan") and to earn the performance stock units ("PSUs") granted to the NEOs during 2019, as discussed in more detail below.
Overview of Our Executive Compensation Objectives and Pay for Performance Philosophy
Our executive compensation program reflects the Company's commitment to pay for performance and to align the interests of the Company's management with those of our stockholders. In addition, our executive compensation program is designed to encourage our executives to take actions that support the Company's short-term financial goals but that also ensure the Company's ability to sustain strong stockholder value creation over the long term, irrespective of annual performance variability.
Our long-term success is based on achieving key strategic, financial and operational goals each year. To drive achievement of and align focus with these goals, our executive compensation program is designed to:

•	Attract, retain and motivate talented executives with significant industry knowledge and the experience and leadership capability necessary for our corporate success.

•	Align the interests of our NEOs with those of our stockholders by delivering a substantial portion of each officer's compensation through incentives that drive long-term enterprise value.

•
Provide a strong link between pay and performance by weighting total direct compensation toward performance-based incentive compensation that promotes achievement of short-term performance with annual cash incentive awards and supports long-term business objectives with performance-based equity grants.

Compensation Policies and Practices
We maintain the following compensation policies and practices that reflect our pay-for-performance philosophy and support long-term stockholder value:

•
Well-Balanced Compensation Program. The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based and at-risk compensation.

•
Capped Annual Incentive Award Opportunities. The value of our NEOs' incentive awards is determined by performance based on performance metrics that promote long-term stockholder value. Additionally, for 2020, although there is not a specific performance metric tied to clinical quality, the Compensation Committee intends to use its discretionary authority to emphasize clinical quality in determining the level of award payout achieved by our NEOs.

•
Performance-Based Long-Term Incentives. To align pay with performance, 50% of our long-term incentive awards for NEOs granted in 2019 were subject to vesting based on key financial performance objectives.

•
Multi-Year Vesting Periods. To enhance retention and alignment with stockholders' interests, our long-term incentive awards are comprised of time-based and performance-based equity awards that vest over multiple years.

•	Independent Decision Makers. Our Compensation Committee members are independent and work closely with an independent compensation consultant to monitor trends and best practices.

•
Competitive Compensation Practices. The competitiveness of our executive compensation program is determined by comparison to a group of peer companies that are comparable based on industry, revenue, market capitalization and other factors.

•
Double-Trigger Change in Control Benefits. Options and restricted stock grants are subject to "double-trigger" vesting in connection with a change in control (i.e., awards that require a qualifying termination of employment following the change in control in order to become fully vested).

•	Limited Perquisites. We provide our NEOs with limited perquisites that are narrowly tailored to enhance our retention of talent over the long term.
Compensation Framework and Process
Role of the Compensation Committee in Compensation Decisions
Our Compensation Committee oversees our total compensation philosophy, compensation programs, equity incentive programs and benefit plans, and is responsible for reviewing and approving, or recommending that the Board approve, as applicable, all components of our executive compensation program. Our Compensation Committee reviews and recommends the compensation of our Chief Executive Officer. After considering the assessment and recommendation of the Chief Executive Officer, our Compensation Committee determines and approves compensation decisions relating to our other NEOs.
Role of the Independent Compensation Consultant
For 2019, our Compensation Committee retained Frederic W. Cook & Co., Inc. ("FW Cook"), an independent compensation consulting firm, to provide advice on executive compensation matters, including the types, levels and the competitiveness of our programs. FW Cook reports directly to our Compensation Committee and interacts with management at the Compensation Committee's direction. Our Compensation Committee and its chairperson have regular opportunities to meet with FW Cook in executive sessions without management present. The Compensation Committee considered the independence of FW Cook in light of current SEC rules and Nasdaq listing standards and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.
Role of our Chief Executive Officer
Our Chief Executive Officer annually reviews the performance of the other NEOs, after which the Chief Executive Officer presents his conclusions and recommendations to the Compensation Committee for approval. Our Compensation Committee has absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate. The Chief Executive Officer may also work with the Compensation Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Compensation Committee's independent consultants and advisors.
Benchmarking
Our Compensation Committee reviews competitive data for comparable executive positions in the market. External market data is used by the Compensation Committee as a point of reference in its executive pay decisions in conjunction with financial and individual performance data. The Compensation Committee reviews compensation information disclosed by a peer group of comparably sized companies with which we compete for business and executive talent and information derived from published survey data that compares the elements of each executive officer's target total direct compensation to the market information for executives with similar roles. FW Cook compiles this information for the Compensation Committee and size-adjusts the published survey data to reflect our size in relation to the survey participants to more accurately reflect the scope of responsibility for each NEO.
The Compensation Committee, in consultation with FW Cook, annually reviews and selects the peer companies, which generally consist of publicly-traded healthcare companies. The peer group companies selected for purposes of analyzing and determining the 2019 compensation of our executive officers, including our NEOs, were selected primarily based upon the following criteria: (i) similar business operations/industry/competitors for investor capital, (ii) comparable sales, market capitalization and profitability levels, and (iii) competitors for executive talent.
The Compensation Committee worked with FW Cook to evaluate our peer group and selected the following companies primarily based on similar healthcare companies with revenues between approximately 1/3 and 3 times our pro-forma sales estimate of $2 billion. For 2019, our peer group consisted of the following 10 companies:

Acadia Healthcare Company, Inc.	Athenahealth	Mednax, Inc.
Amedisys, Inc.	Chemed Corporation	Quorum Health Corporation
Encompass Health (formerly HealthSouth Corporation)	LHC Group, Inc.	The Ensign Group, Inc.
Citivas Solutions

Elements of Named Executive Officer Compensation
The following is a discussion of the primary elements of compensation for each of our NEOs for 2019, which consisted of the following:

Element	Description	Primary Objectives
Base Salary	● Fixed cash payments paid over the fiscal year	● Attract and retain key talent ● Provide competitive compensation ● Recognize experience and performance
Short-Term Incentives	● Performance-based annual cash incentives	● Promote and reward achievement of the Company's annual financial and strategic objectives
Long-Term Incentives	● Restricted stock ● Performance restricted stock units ● Non-qualified stock options	● Retain and motivate senior management over a multi-year vesting period ● Tie value earned to achievement of the Company's long-term goals
Retirement and Welfare Benefits	● 401(k) Plan ● Supplemental executive retirement plan ● Medical, dental, vision, life insurance and disability insurance	● Provide tax-efficient retirement savings ● Provide tax-efficient opportunity to supplement retirement savings ● Provide competitive health and welfare benefits
Perquisites	● Commuting expense reimbursements and cell phone allowance	● Provide competitive ancillary benefits
Severance Benefits	● Cash and non-cash payments and benefits upon an involuntary termination of employment	● Provide protection in the event of an involuntary termination of employment
The Compensation Committee does not have a pre-established policy for the allocation between fixed compensation, such as base salary, and variable or "at risk" compensation, such as short-term cash and equity incentives. However, our Compensation Committee places a significant portion of total direct compensation for the NEOs at risk. At risk compensation under the Cash Incentive Plan incentivizes our NEOs to reach or exceed desired financial operating goals. Moreover, at risk equity compensation under the Company’s 2015 Omnibus Incentive Plan ("Omnibus Incentive Plan") incentivizes our NEOs because the full benefit of equity-based compensation cannot be realized unless our NEOs are able to grow the value of our stock over multiple years.
Base Salary
It is a part of the Company's compensation philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable companies based on each employee's experience, performance and any other unique factors or qualifications. Generally, the Company has chosen to position cash compensation in a range around market median levels in order to remain competitive in attracting and retaining executive talent. FW Cook provides the Compensation Committee with benchmarking data, and our NEOs are provided with a base salary within the market benchmarked range based on their unique situation. Actual base salaries paid vary within a range based on performance over time. Our Compensation Committee reviews the base salaries of our NEOs on an annual basis, and takes into consideration the following factors when determining whether such amounts should be adjusted:

•	the executive's performance;

•	the performance of the Company;

•	the impact of the executive's performance on the individual businesses or corporate functions for which the executive is responsible;

•	the nature and importance of the executive's position and role within the Company;

•	the scope of the executive's responsibility;

•	the market data provided by the independent compensation consultant; and

•	the current compensation package in place for the executive, including the executive's current annual salary and potential bonus awards under the Company's bonus plan.
The annual base salaries for applicable NEOs for 2018 and 2019 were as follows:

Named Executive Officer	2018 Base Salary ($) (1)	2019 Base Salary ($)
Wayne S. DeVeydt	1,250,000	1,250,000
Thomas F. Cowhey	450,000	450,000
J. Eric Evans(1)	N/A	600,000
Jennifer B. Baldock	400,000	400,000
George M. Goodwin	400,000	400,000
_______

(1)	Mr. Evans' initial base salary was established pursuant to his employment agreement when he joined the Company in April 2019.
In March 2020, the Compensation Committee determined that 2020 base salaries for Messrs. Cowhey and Goodwin and Ms. Baldock would be set at $500,000, $440,000 and $420,000, respectively. Additionally, in connection with the amendment to Mr. DeVeydt's and Mr. Evans' employment agreements, effective January 13, 2020, Mr. DeVeydt's and Mr. Evans' base salaries for 2020 were set at $250,000 and $1,050,000, respectively. For a discussion on Mr. DeVeydt's and Mr. Evans' base salaries in 2019, please see the section titled "Narrative Disclosure to Summary Compensation Table and 2019 Grants of Plan-Based Awards Table" included on page 32 of this Proxy Statement. The Compensation Committee believes that the base salary for the NEOs is competitive and reasonable compared to the peer group and survey benchmark data.
On March 17, 2020, the Compensation Committee temporarily reduced the base salaries of the NEOs in response to the challenges facing the Company as a result of the COVID-19 pandemic as follows: Mr. Deveydt - $125,000, Mr. Cowhey - $400,000, Mr. Evans - $525,000, Ms. Baldock - $336,000 and Mr. Goodwin - $352,000.
Short-Term Incentive Awards
The Company maintains the Cash Incentive Plan under which our Compensation Committee determines annual cash incentives for the Company's key employees, including our NEOs, based on achievement of pre-established annual financial goals. We provide an annual award opportunity under the Cash Incentive Plan in order to tie a significant part of the overall compensation of each of our executive officers to short-term corporate goals and objectives. Payments under the Cash Incentive Plan can be paid in cash or in common stock that is issued through the Omnibus Incentive Plan.
2019 Awards
The target bonus opportunity for each of our NEOs is based on a percentage of base salary and is established based on each NEO's respective level of management responsibility. For 2019, the target bonus opportunity for each of our eligible NEOs, as a percentage of base salary, was as follows: Mr. DeVeydt - 70%, Mr. Cowhey - 75%, Mr. Evans - 100%, Ms. Baldock - 50% and Mr. Goodwin - 50%.
For 2019, the Compensation Committee determined that the financial metric to be measured for purposes of determining the annual cash awards payable to our NEOs would be Adjusted EBITDA. Our Compensation Committee established threshold, target, and maximum 2019 Adjusted EBITDA levels. Performance levels are set relative to the prior fiscal year's actual results and current fiscal year projections. In setting the performance levels for 2019, our Compensation Committee sought to motivate management to achieve or exceed the target level of performance, which was intended to be a stretch target, by setting two threshold marks above the target level of performance. The threshold performance level is the minimum performance level required for a payout under the Cash Incentive Plan, and the maximum performance level is the maximum payout. Performance targets are set with the intent that achievement will enhance stockholder value.

2019 Cash Incentive Plan Performance Goals	Threshold	Target	Above Target	Maximum
Adjusted EBITDA (in millions)	$242.0	$255.0 to $265.0	$270.0	Over $275.0
Payout	50%	100%	125%	150%
With respect to Mr. Goodwin’s target bonus opportunity, 50% is earned based on the Company’s Adjusted EBITDA performance goals described above and 50% is earned based on the achievement of performance goals specific to the Company’s ASC Group over which Mr. Goodwin is the President.

For 2019, the Company's Adjusted EBITDA was $258.6 million. However, after evaluating the Company's 2019 performance, the Compensation Committee determined that, while Adjusted EBITDA met the targeted level of performance, the varying levels of performance across the Company justified incentive payments equal to 85% of the targeted amounts (rather than 100%). As a result, the NEOs earned the following incentive payments:

Named Executive Officer	2019 Cash Incentive Award Earned ($)
Wayne S. DeVeydt (1)	743,750
Thomas F. Cowhey	286,875
J. Eric Evans (1)	382,500
Jennifer B. Baldock	170,000
George M. Goodwin	170,000

(1)
In lieu of making the cash incentive payment earned by Messrs. DeVeydt and Evans for achieving 2019 performance goals, the Compensation Committee determined that payment to Messrs. DeVeydt and Evans would be settled with the Company's common stock issued through the Omnibus Incentive Plan. The number of shares issued was based on the price of our common stock on the Nasdaq Stock Market as of the close of business on March 27, 2020.

2020 Awards
In March 2020, the Compensation Committee granted incentive awards to our eligible NEOs under the Cash Incentive Plan. The Compensation Committee determined that payment would be based on the Company's performance with respect to Adjusted EBITDA for 2020.
The target amount that may be earned by each NEO for 2020 under the Cash Incentive Plan is set forth below:

Named Executive Officer	2020 Short-Term Incentive Award Target ($)
Wayne S. DeVeydt	250,000
Thomas F. Cowhey	375,000
J. Eric Evans	750,000
Jennifer B. Baldock	252,000
George M. Goodwin	264,000
If the Company's Adjusted EBITDA for the year ending December 31, 2020 is equal to or greater than the threshold, but less than the target range, then the percentage of the target award that may be earned will be determined using a straight line interpolation between 25% and 100%. Additionally, up to 200% of the target award can be earned depending on the extent to which the Company's Adjusted EBITDA exceeds the target. If the Company's Adjusted EBITDA is less than the threshold, no cash incentive award may be earned.
With respect to Mr. Goodwin’s target bonus opportunity for 2020, consistent with 2019, 50% is earned based on the Company’s Adjusted EBITDA performance goals and 50% is earned based on the achievement of performance goals specific to the Company’s ASC Group. Additionally, with respect to Ms. Baldock’s target bonus opportunity for 2020, 50% is earned based on the Company’s Adjusted EBITDA performance goals and, as a result of her role as the Chief Development Officer, 50% is earned based on the achievement of certain goals associated with Company’s acquisition and divesture activity. Notwithstanding the foregoing, if the Company's Adjusted EBITDA is less than the threshold, no cash incentive award may be earned by either Mr. Goodwin or Ms. Baldock.

Long-Term Incentive Awards
Our long-term equity incentive program is designed to reward our NEOs for Company performance, drive sustainable, long-term growth for our Company and our stockholders, and reinforce retention.
Restricted Stock Awards and Performance Stock Units
2019 Awards
Each of our eligible NEOs received equity grants in 2019 under the Omnibus Incentive Plan. Except as otherwise described herein, the long-term incentive award opportunity for each of our eligible NEOs for 2019 is shown in the table below:

Named Executive Officer	Time-based restricted stock		PSUs (at Target)
	$ value	# shares of Company stock	$ value	# units of Company stock
Wayne S. DeVeydt	625,000	46,572	625,000	46,572
Thomas F. Cowhey	250,000	18,628	250,000	18,628
J. Eric Evans(1)	1,000,000	86,655	—	—
Jennifer B. Baldock	225,000	16,766	225,000	16,766
George M. Goodwin	175,000	13,040	175,000	13,040
_______

(1)
Reflects grant of restricted stock awards to Mr. Evans in April 2019 in connection with the commencement of his employment by the Company. Additionally, Mr. Evans received a grant of 500,000 stock options at the commencement of his employment.

Except as otherwise noted above, for our annual grants in 2019, the Compensation Committee generally determined that 50% of the grant date value to be delivered under the Company's long-term equity incentive program would consist of time-based restricted stock and the remaining 50% would consist of PSUs.
The time-based restricted stock awards vest in increments of one-third on each of the first, second and third anniversaries of the date of grant, generally subject to the executive's continued employment. The Compensation Committee believes that grants of time-based restricted stock foster employee share ownership, align the interests of our NEOs with those of our stockholders, and enhance retention by requiring continued employment over a period of years.
The PSUs provide our NEOs with the opportunity to earn a specified number of shares of common stock based on achievement of certain Company performance objectives over a one-year period. The number of shares earned during that period are then subject to an additional two-year employment period in which they become vested in increments of 50% each year. This creates a three-year incentive and alignment period.
For 2019, the Compensation Committee set the target performance level for the PSUs as Adjusted EBITDA of $255.0 million. The Company's Adjusted EBITDA for 2019 was $258.6 million, which was above the 100% threshold of $255.0 million. Accordingly, 100% of the PSUs granted to the NEOs during 2019 were earned and are now subject to a two-year vesting period.
2020 Awards
In March 2020, the Compensation Committee continued the practice of utilizing long-term equity-based incentive awards consisting of (i) 50% three-year time vesting restricted stock awards and (ii) 50% PSUs subject to Company performance and additional two-year time-vesting criteria. The long-term incentive award opportunity for each of our eligible NEOs for 2019 is shown in the table below:

Named Executive Officer	Time-based restricted stock		PSUs (at Target)
	$ value	# shares of Company stock	$ value	# units of Company stock
Wayne S. DeVeydt	—	—	—	—
Thomas F. Cowhey	250,000	39,123	250,000	39,123
J. Eric Evans	625,000	97,809	625,000	97,809
Jennifer B. Baldock	225,000	35,211	225,000	35,211
George M. Goodwin	220,000	34,428	220,000	34,428

As with the 2019 awards, the time-based restricted stock awards vest in one-third increments on each anniversary of the date of grant, generally subject to the executive's continued employment. With respect to the 2020 PSUs, performance is determined with respect to Adjusted EBITDA for 2020. If the Company's Adjusted EBITDA for 2020 is equal to or greater than the threshold, then the percentage of the target award that may be paid out to the NEOs is determined using a straight line interpolation between 25% and 100%, 100% and 110%, and 110% and 200%, subject to varying levels of performance in excess of the threshold. No shares are earned for performance below threshold. As in 2019, the shares that are earned based on 2020 performance will be subject to a two-year employment period in which they become vested in increments of 50% on each anniversary of the date the award was earned.
For purposes of the calculation of 2020 Adjusted EBITDA, the Compensation Committee, in its reasonable discretion, intends to make adjustments that are appropriate to account for extraordinary corporate events. The accretive earnings resulting from any acquisitions completed during 2020 will result in an adjustment that increases the performance goal, as calculated by the Committee in its discretion. Additionally, the Compensation Committee may consider such other adjustments to the calculation of Adjusted EBITDA as it reasonably determines are appropriate in accordance with the discretion provided to the Compensation Committee under the Omnibus Incentive Plan.
In addition to the PSUs granted above, Messrs. Evans and Cowhey are eligible to receive an additional $625,000 and $250,000 in PSUs, respectively, if the Company achieves or exceeds Adjusted EBITDA of $295 million, subject to certain other adjustments as determined by the Compensation Committee.
Leveraged Performance Units
2019 Exchange of LPU Awards
In 2019, after careful analysis and consideration, including consultation with FW Cook, the Compensation Committee determined that the terms of the LPUs were no longer appropriate to incentivize and retain the Company's current executive management team. As such, in March 2019, the Compensation Committee took action to permit certain NEOs to exchange their LPUs for new stock option awards. As a result, the NEOs set forth in the table below voluntarily exchanged their LPUs for new stock option awards:

Named Executive Officer	Exchange/ Grant Date	Target Number of LPUs to be replaced with Option Award Shares on Grant Date	Stock Option Grants
Wayne S. DeVeydt	3/15/19	59,206	490,000
Thomas F. Cowhey	3/15/19	29,603	403,500
J. Eric Evans (1)	—	—	—
Jennifer B. Baldock	3/15/19	22,943	199,500
George M. Goodwin	3/15/19	17,985	148,500
_______

(1)	Mr. Evans did not hold any LPUs since he joined the Company in April 2019. Mr. Evans did, however, receive a grant of 500,000 stock options at the commencement of his employment.
All LPUs exchanged for new stock option awards were cancelled, and as of the exchange date the NEOs identified in the table above no longer hold any outstanding LPUs.
The stock option awards granted to each of the NEOs in exchange for their LPUs are subject to the following performance and vesting criteria:

•
one-third becomes vested in three equal installments on each of December 31, 2020, December 31, 2021, and December 31, 2022, generally contingent upon continued employment through each applicable vesting date (each, a "Time Condition");

•
one-third becomes vested upon (I) satisfaction of each Time-Condition and (II) achievement by the Company of an average closing price of a share of common stock on the Nasdaq Stock Market of $25.00 over any period of 30 consecutive trading days; and

•
one-third becomes vested upon (I) satisfaction of each Time-Condition and (II) achievement by the Company of an average closing price of a share of common stock on the Nasdaq Stock Market of $35.00 over any period of 30 consecutive trading days.

The exercise price of the option is $13.42 per share. The option expires on March 15, 2029.

2020 Awards
The Compensation Committee has not awarded, and does not plan to award, any LPUs in 2020.
Stock Option Grants
2019 Awards
In connection with the commencement of Mr. Evans' employment with the Company, he received a one-time award of options to purchase 500,000 shares of the Company's common stock. The stock option awards granted to Mr. Evans are subject to similar performance and vesting criteria as described above for the options awarded to replace LPU awards, provided that the dollar values achieved on the Nasdaq Stock Market must be maintained for a period of 60 days rather than 30.
The exercise price of the option is $11.54 per share. The option expires on April 1, 2029.
2020 Awards
The Compensation Committee has not granted any stock option awards to the NEOs in 2020.
Retirement and Welfare Benefits and Perquisites
All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental, vision, life and disability insurance. Our NEOs participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health and welfare plans for our NEOs.
In addition, the Company maintains a 401(k) plan in which eligible employees are permitted to participate. The Company’s 401(k) plan is a tax-qualified defined contribution retirement plan under which eligible employees may defer their eligible compensation, subject to the limits imposed by the Internal Revenue Code, and under which the Company may make discretionary matching contributions.
We also maintain the Symbion, Inc. Supplemental Executive Retirement Plan (the “SERP”), a nonqualified deferred compensation plan, for certain former management of Symbion, Inc., including Ms. Baldock and Mr. Goodwin. Under the SERP, participants may elect to defer up to 25% of annual base salary and up to 50% of bonus each year. Eligible employees who elect to defer are also entitled to an annual Company contribution under the SERP equal to 2% of base salary.
Severance Arrangements
The Company provides severance protection to each of our NEOs pursuant to employment agreements in the event that his or her employment is terminated by the Company without cause or he or she resigns for good reason. For a description of the severance protections provided to our NEOs please see "Executive Compensation - Potential Payments upon Termination or Change in Control" below.
Use of Non-GAAP Financial Metrics in our Executive Compensation Program
We believe that presenting certain non-GAAP measures can be helpful to investors who may wish to use some or all of this information to analyze the Company’s performance, prospects, and valuation. The items excluded from these non-GAAP metrics are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. We believe that the non-GAAP measures discussed below are appropriate for evaluating the performance of the Company for compensation-related purposes.
Adjusted EBITDA
For compensation purposes, “Adjusted EBITDA” is calculated as income before income taxes, adjusted for net income attributable to noncontrolling interests; interest expense, net; depreciation and amortization; equity-based compensation expense; contingent acquisition compensation expense; transaction, integration and acquisition costs; loss (gain) on litigation settlements and other litigation costs; (gain) loss on disposals and deconsolidations, net; reserve adjustments; impairment charges; tax receivable agreement expense (benefit); and loss on debt extinguishment. We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by our management to assess operating performance, make business decisions and allocate resources.
A reconciliation of Adjusted EBITDA to income before income taxes, the most directly comparable GAAP financial measure can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Certain Non-GAAP Metrics” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Risk Management and Compensation
Our Compensation Committee believes that the Company’s compensation policies and practices are an integral part of the Board’s risk management. Our Compensation Committee considers various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•	Appropriate pay philosophy, peer group and other market comparability data and market positioning to align with and support business objectives;

•	Effective balance in:

◦	Cash and equity pay mix, including the use of restricted stock, PSUs and stock options, used to focus employees on mitigating downside risk while generating long-term gains;

◦	Short- and longer-term performance focus;

◦	Management and Board discretion to manage pay as it deems appropriate in light of Company and industry developments; and

•
Compensation Committee oversight of our compensation policies and practices to determine whether they encourage excessive risk-taking and evaluate compensation policies and practices that could mitigate any such risk.

Our Compensation Committee believes that the Company's executive compensation program does not encourage inappropriate risk-taking and the level of risk associated with the Company's compensation programs is not reasonably likely to have a material adverse effect on the Company.
Say-on-Pay Feedback from Stockholders
Each year, the Compensation Committee considers the results of the prior year's advisory vote as it reviews and determines the compensation packages of our NEOs. In 2019, we received strong support for our executive compensation program, as over 84% of total votes cast on the advisory vote on executive compensation voted to approve the proposal.
Tax and Accounting Considerations
The Company considers the tax and accounting aspects of the elements of compensation utilized by the Company in determining the most effective method to use to deliver executive compensation. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to our named executive officers to $1 million annually. Prior to 2018, payment of “performance-based compensation” could be deducted under Section 162(m), but that exception was eliminated in the Tax Cut and Jobs Act of 2017. The Compensation Committee nonetheless believes that conditioning a significant portion of compensation on performance objectives is an important element of its compensation planning, even if the Company will not be able to enjoy a tax deduction for performance-based compensation under Section 162(m). Accordingly, the Compensation Committee intends to award compensation that may not be tax deductible in order to provide competitive levels of total compensation to our executive officers, to incentivize achievement of our strategic goals and objectives and in furtherance of our compensation principles described above.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company's management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee:
T. Devin O'Reilly, Chairman
Brent Turner
Andrew T. Kaplan
John A. Deane

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table summarizes information regarding the compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(10)	Total ($)
Wayne S. DeVeydt Chief Executive Officer (1)	2019	1,332,339	—	1,993,750(7)	301,366	—	—	3,785	3,631,240
	2018	1,240,385	—	3,314,513	6,418,500	437,500	—	900	11,411,798
Thomas F. Cowhey Executive Vice President and Chief Financial Officer (2)	2019	469,030	—	500,000	1,632,464	286,875	—	900	2,889,269
	2018	339,231	—	1,572,517	—	200,000	—	103,116	2,214,864
J. Eric Evans Executive Vice President and Chief Operating Officer (1)	2019	435,157	300,000(4)	1,382,500(7)	2,526,598	—	—	675	4,644,930
Jennifer B. Baldock Executive Vice President, Chief Administrative and Development Officer	2019	440,481	—	450,000	766,372	170,000	27,991	14,500	1,869,343
	2018	400,000	—	564,197	—	160,000	(8,594)	12,842	1,128,445
	2017	327,715	200,000(5)	438,488	—	—	13,313	11,800	991,316
George M. Goodwin President, ASC Group (3)	2019	442,563	—	350,000	594,047	170,000	116,685	14,500	1,687,795
	2018	389,646	—	350,000	—	160,000	(37,674)	12,937	874,909
_______

(1)
Mr. DeVeydt was appointed our Chief Executive Officer on January 4, 2018 and Mr. Evans was appointed our Executive Vice President and Chief Operating Officer as of April 1, 2019. Effective January 13, 2020, Mr. DeVeydt was appointed Executive Chairman of the Company and Mr. Evans was appointed to replace Mr. DeVeydt as Chief Executive Officer of the Company.

(2)	Mr. Cowhey was appointed our Chief Financial Officer on April 2, 2018.

(3)	Mr. Goodwin was not a named executive officer in 2017. Therefore, in accordance with SEC rules, his compensation is only disclosed for the years ended December 31, 2018 and December 31, 2019.

(4)	Reflects a cash payment made in connection with the commencement of Mr. Evans' employment with the Company on April 1, 2019.

(5)
Reflects a transaction bonus paid to Ms. Baldock in connection with the Transactions (as defined in " - Potential Payments upon Termination or Change in Control - Other Equity-Related Severance and Change of Control Benefits - Leveraged Performance Units" section of this Proxy Statement) on August 31, 2017.

(6)
Reflects the dollar amounts of the aggregate grant date fair value of restricted stock, PSUs and LPUs granted to our NEOs, as determined in accordance with FASB ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the time-based restricted stock awards was calculated using the closing price of our common stock on the grant date. The aggregate grant date fair value of the PSUs and LPUs was determined based on the probable outcome of the applicable performance conditions associated with such award. The PSU awards were valued based on a grant date fair value of $13.42 per share (for awards granted in 2019), $17.15 per share (for awards granted in 2018) and $19.50 per share (for awards granted in 2017), except that the PSU awards granted to Mr. Cowhey on April 2, 2018 had a grant date fair value of $16.96 per share. The aggregate grant date fair value of PSUs granted in 2018, assuming the maximum level of performance is achieved, was: Mr. Cowhey, $250,143; Ms. Baldock, $224,990 and Mr. Goodwin, $174,998; and the aggregate grant date fair value of PSUs granted in 2017, assuming the maximum level of performance is achieved, was $225,000 for Ms. Baldock. The LPUs were valued based on a Monte Carlo grant date fair value. For LPUs granted in 2018, which were exchanged for stock option awards in 2019, the aggregate grant date fair value of these awards, assuming the maximum level of performance is achieved, was: Mr. DeVeydt, $10.3 million; Mr. Cowhey, $5.4 million and Ms. Baldock $0.6 million. For LPUs granted in 2017, which were exchanged for stock option awards in 2019, the aggregate grant date fair value of these awards, assuming the maximum level of performance is achieved, was $831,000 for Ms. Baldock. The underlying valuation assumptions for PSUs and LPUs are further disclosed in footnotes to our consolidated financial statements filed with our annual report on Form 10-K for the years ended December 31, 2019 (for PSUs) and December 31, 2018 and 2017 (for PSUs and LPUs).

(7)
In lieu of making the cash incentive payment earned by Messrs. DeVeydt and Evans for achieving 2019 performance goals, the Compensation Committee determined that both Messrs. DeVeydt and Evans would each be granted a number of shares of common stock in the Company equivalent in value to the cash amounts that each would have received, which was determined based on the closing price of a share of common stock on the Nasdaq Stock Market as of the close of business on March 27, 2020. Please refer to the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Short-Term Incentive Awards" above for additional details regarding our cash incentive program.

(8)
Reflects the grant date fair value of stock option awards and SARs awards computed in accordance with FASB ASC Topic 718. For each of the NEOs, except Mr. Evans, the amount disclosed reflects the incremental fair value of the connection with March 2019 exchange of LPUs for stock option awards computed in accordance with FASB ASC Topic 718. Such exchanges are described in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Leveraged Performance Units." The underlying valuation assumptions for stock option awards are further disclosed in footnotes to our consolidated financial statements filed with our annual reports on Form 10-K for the years ended December 31, 2019 and 2018.

(9)
Reflects the dollar amounts of cash incentives earned by our NEOs under our Cash Incentive Plan. Please refer to the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Short-Term Incentive Awards" above for additional details regarding our cash incentive program.

(10)	Reflects the items set forth in the table below, as applicable to each NEO:

Name	Year	Company 401(k) match contributions ($)(a)	Company contributions under the SERP ($)(b)	Equity award related payments ($)	Company reimbursements for housing expenses ($)(c)	Other ($)(d)	Total ($)
Wayne S. DeVeydt	2019	2,885	—	—	—	900	3,785
	2018	—	—	—	—	900	900
Thomas F. Cowhey	2019	—	—	—	—	900	900
	2018	—	—	—	102,366	750	103,116
J. Eric Evans	2019	—	—	—	—	675	675
Jennifer B. Baldock	2019	5,600	8,000	—	—	900	14,500
	2018	3,942	8,000	—	—	900	12,842
	2017	5,400	5,500	—	—	900	11,800
George M. Goodwin	2019	5,600	8,000	—	—	900	14,500
	2018	5,400	6,637	—	—	900	12,937
_______

(a)	Reflects Company matching contributions to the Company's 401(k) Plan which is a broad-based tax-qualified defined contribution plan.

(b)	Reflects Company contributions to the Symbion, Inc. Supplemental Executive Retirement Plan, a nonqualified deferred compensation plan.

(c)	Reflects Company reimbursements related to housing and relocation costs for Mr. Cowhey pursuant to his employment agreement.

(d)	Reflects cell phone reimbursement for the applicable year.

2019 Grants of Plan Based Awards
The following table sets forth information regarding grants of non-equity and equity-based awards granted to each of our NEOs during the year ended December 31, 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of shares of stock (# of shares)	All other option awards: Number of securities underlying options (# of shares)	Exercise or Base Price of Option Awards ($/share)	Grant Date fair value of stock and option awards ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Wayne S. DeVeydt	Cash Incentive	—	437,000	875,000	1,312,500	—	—	—	—	—	—	—
	Restricted Stock (2)	3/15/19	—	—	—	—	—	—	46,572	—	—	625,000(5)
	PSUs (3)	3/15/19	—	—	—	23,286	46,572	69,858	—	—	—	625,000(6)
	Stock Options	3/15/19	—	—	—	—	—	—	—	490,000	13.42	301,366(7)
Thomas F. Cowhey	Cash Incentive	—	168,750	337,500	506,250	—	—	—	—	—	—	—
	Restricted Stock (2)	3/15/19	—	—	—	—	—	—	18,628	—	—	250,000(5)
	PSUs (3)	3/15/19	—	—	—	9,314	18,628	27,942	—	—	—	250,000(6)
	Stock Options	3/15/19	—	—	—	—	—	—	—	403,500	13.42	1,632,464(7)
J. Eric Evans	Cash Incentive	—	225,000	450,000	675,000	—	—	—	—	—	—	—
	Restricted Stock (2)	4/1/19	—	—	—	—	—	—	86,655	—	—	1,000,000(5)
	Stock Options (4)	4/1/19	—	—	—	—	—	—	—	500,000	11.54	2,526,598(8)
Jennifer B. Baldock	Cash Incentive	—	100,000	200,000	300,000	—	—	—	—	—	—	—
	Restricted Stock (2)	3/15/19	—	—	—	—	—	—	16,766	—	—	225,000(5)
	PSUs (3)	3/15/19	—	—	—	8,383	16,766	25,149	—	—	—	225,000(6)
	Stock Options	3/15/19	—	—	—	—	—	—	—	199,500	13.42	766,372(7)
George M. Goodwin	Cash Incentive	—	100,000	200,000	300,000	—	—	—	—	—	—	—
	Restricted Stock (2)	3/15/19	—	—	—	—	—	—	13,040	—	—	175,000(5)
	PSUs (3)	3/15/19	—	—	—	6,520	13,040	19,560	—	—	—	175,000(6)
	Stock Options	3/15/19	—	—	—	—	—	—	—	148,500	13.42	594,047(7)
_______

(1)
Reflects annual cash incentive opportunities granted under our Cash Incentive Plan. Each eligible NEO was eligible to receive a target annual bonus that is equal to a percentage of his or her annual base salary. For 2019, the target bonus opportunity for each of our eligible NEOs, as a percentage of base salary, were as follows: Mr. DeVeydt - 70%, Mr. Cowhey - 75%, Mr. Evans - 100%, Ms. Baldock - 50% and Mr. Goodwin - 50%. See "Compensation Discussion and Analysis - Short-Term Incentive Awards" for additional information.

(2)
Reflects grants of restricted stock awards to our NEOs under our equity incentive plan, as described in "Compensation Discussion and Analysis - Long-Term Incentive Awards - Restricted Stock Awards and Performance Stock Units - 2019 Awards" above. Each restricted stock award will vest as to one-third of the award on each of the first, second and third anniversaries of the date of grant, generally contingent upon continued employment through each such vesting date (except as expressly provided in the award agreement evidencing the grant of such restricted stock award).

(3)
Reflects the threshold, target and maximum future payouts under the PSUs granted to our NEOs under our equity incentive plan. PSUs provide our NEOs with the opportunity to earn a specified number of shares of common stock based on achievement of certain

Company performance objectives over a one-year period, and then are subject to an additional two-year vesting schedule (generally subject to the executive's continued employment), thereby creating a three-year incentive and alignment period. For a description of the PSU vesting terms, see "Compensation Discussion and Analysis - Long-Term Incentive Awards - Restricted Stock Awards and Performance Stock Units - 2019 Awards."

(4)	Reflects non-qualified stock options to purchase 500,000 shares of common stock granted on April 1, 2019 in connection with the commencement of Mr. Evans' employment.

(5)
Reflects the aggregate grant date fair value of time-based restricted stock awards granted to our NEOs in 2019, as determined in accordance with FASB ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the time-based restricted stock awards was calculated using the closing price of a share of the Company's common stock on the date of grant.

(6)
Reflects the aggregate grant date fair value of PSUs granted to NEOs in 2019, as determined in accordance with FASB ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the PSUs was determined based on the probable outcome of the applicable performance conditions associated with such award. The award was valued using the closing price of a share of the Company's common stock on the date of grant.

(7)
Reflects the incremental grant date fair value of stock options granted to NEOs in 2019, as determined in accordance with FASB ASC Topic 718, in exchange for the NEOs LPUs, as described in in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Leveraged Performance Units." These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the stock options was determined based on the probable outcome of the applicable performance conditions associated with such award. The award was valued based on a Monte Carlo grant date fair value of: $6.41 per share for time-based options and $5.95 per share for performance-based options.

(8)
The fair value of Mr. Evans' stock options stated in the table above reflects the net value of the 500,000 stock options received on April 1, 2019, as further described in Footnote 4 above. This amount does not reflect the actual amounts that may be paid or realized by Mr. Evans and excludes the effect of estimated forfeitures. The aggregate grant date fair value of the stock options was determined based on the probable outcome of the applicable performance conditions associated with such award. The award was valued based on a Monte Carlo grant date fair value of: $5.50 per share for time-based options and $4.83 per share for performance-based options.

Narrative Disclosure to Summary Compensation Table and 2019 Grants of Plan-Based Awards Table
We have entered into employment agreements with each of our NEOs.
Wayne S. DeVeydt. Pursuant to Mr. DeVeydt's employment agreement for the period ended December 31, 2019, Mr. DeVeydt receives an annual base salary of $1,250,000, which is subject to adjustment at the discretion of our Compensation Committee, and is eligible to receive an annual bonus with a target amount equal to 70% of his base salary. Mr. DeVeydt is eligible to participate in the Company's employee benefit programs for senior executives of the Company. In 2018, Mr. DeVeydt was granted the following equity awards in connection with his commencement of employment: (1) a restricted stock award of 96,899 shares of common stock, which award will vest as to one-third of the award on each anniversary of the date of grant based on continued employment; (2) an option to purchase 700,000 shares of common stock, one-half that becomes vested in increments of 20% on each anniversary of the date of grant based on continued employment, and one-half that becomes vested based on achievement of performance thresholds over the five year anniversary period of the date of grant that include certain levels of value for our common stock reported on the Nasdaq Stock Market, as further described in the award agreement; and (3) an award of leveraged performance units, with target performance of 59,206 shares of common stock, which were subsequently exchanged for options, as described further under "- Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Leveraged Performance Units" above. Mr. DeVeydt is entitled to benefits upon certain terminations of employment, as described in "Executive Compensation - Potential Payments upon Termination or Change in Control" below. The foregoing description of Mr. DeVeydt's employment agreement does not include the amendment to Mr. DeVeydt's employment agreement which became effective on January 13, 2020.
Thomas F. Cowhey. Pursuant to Mr. Cowhey's employment agreement, Mr. Cowhey receives an annual base salary of $450,000, subject to adjustment at the discretion of the Board or our Compensation Committee, and is eligible to receive an annual bonus with a target amount equal to 75% of his base salary. Mr. Cowhey is eligible to participate in the Company's employee benefit programs for senior executives. In 2018, Mr. Cowhey was granted the following equity awards in connection with his commencement of employment: (1) a restricted stock award of 14,749 shares of common stock that become vested in increments of one-third on each anniversary of the date of grant based on continued employment; (2) an award of performance stock units with a target number of units equal to 14,749 shares of common stock, which award will become earned and vested, as applicable, as described further under "- Elements of Named Executive Officer Compensation - Long-Term Incentive Awards" above; and (3) an award of leveraged performance units with a target number of units equal to 29,603 shares of common stock, which were subsequently exchanged for options, as described further under "- Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Leveraged Performance Units" above.
J. Eric Evans. Pursuant to Mr. Evans' employment agreement for the period ended December 31, 2019, Mr. Evans receives an annual base salary of $600,000, which is subject to adjustment at the discretion of our Compensation Committee, and is eligible to receive an annual bonus with a target amount equal to 100% of his base salary. Mr. Evans is eligible to participate in the Company's employee benefit programs for senior executives. In 2019, Mr. Evans was granted the following equity awards in connection with his commencement of employment: (1) a restricted stock award of 86,655 shares of common stock that becomes vested in increments of one-third on each anniversary of the date of grant based on continued employment; (2) an option to purchase 500,000 shares of common stock, one-third of which will vest in increments of one-third on each anniversary of the date of grant based on continued employment, two-thirds of which will vest upon continued employment over three years and the achievement of values for our common stock reported on the Nasdaq Stock Market at certain performance thresholds, as further described in the award agreement, and (3) a one-time signing bonus in the aggregate amount of $300,000, to be paid in equal installments upon the commencement of Mr. Evans' employment and the six month anniversary of his start date. Mr. Evans is entitled to benefits upon certain terminations of employment, as described in "Executive Compensation - Potential Payments upon Termination or Change in Control" below. The foregoing description of Mr. Evans' employment agreement does not include the amendment to Mr. Evans' employment agreement which became effective on January 13, 2020
Jennifer B. Baldock. Pursuant to Ms. Baldock's amended and restated employment agreement, Ms. Baldock receives an annual base salary of $400,000, which is subject to increase by the Board or the Compensation Committee. Ms. Baldock is also eligible to earn an annual cash bonus based on the achievement of certain performance goals with a target of 50% of her base salary. Ms. Baldock is eligible to participate in our employee benefit plans, as may be in effect from time to time. For a description of the payments and benefits Ms. Baldock may be entitled to in connection with a termination of employment, see "- Potential Payments upon Termination or Change in Control" below.
George M. Goodwin. Pursuant to Mr. Goodwin's employment agreement, Mr. Goodwin receives an annual base salary of $400,000, which is subject to modification by the Board or the Compensation Committee. Mr. Goodwin is also eligible to earn an annual cash bonus based on the achievement of certain performance goals with a target of 50% of his base salary. Mr. Goodwin is eligible to participate in our employee benefit plans, as may be in effect from time to time. For a description of the payments and benefits Mr. Goodwin may be entitled to in connection with a termination of employment, see "- Potential Payments upon Termination or Change in Control" below.
In addition, each of our eligible NEOs received equity grants under the Omnibus Incentive Plan, as described in "Short-Term Incentive Awards" and "Long-Term Incentive Awards" in the "Compensation Discussion and Analysis" section above. Additionally, in 2019, each of our NEOs who previously received grants of LPUs exchanged the LPUs for stock option awards as described further in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Leveraged Performance Units."

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding equity awards held by our NEOs as of December 31, 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(14)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not yet vested (#)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not yet vested ($)(14)
Wayne S. DeVeydt	50,000 (1)	450,000 (1)	12.90	1/4/2028	—	—	—	—
	20,000 (2)	180,000 (2)	12.90	1/4/2028	—	—	—	—
	—	490,000 (3)	13.42	3/15/2029	—	—	—	—
	—	—	—	—	64,600 (4)	1,011,636	—	—
	—	—	—	—	46,572 (5)	729,318	—	—
	—	—	—	—	—	—	46,572 (6)	729,318
Thomas F. Cowhey	—	403,500 (3)	13.42	3/15/2029	—	—	—	—
	—	—	—	—	18,628 (5)	291,714	—	—
	—	—	—	—	—	—	18,628 (6)	291,528
	—	—	—	—	9,833 (7)	153,985	—	—
	—	—	—	—	7,375 (8)	115,493	—	—
J. Eric Evans	—	500,000 (9)	11.54	4/1/2029	—	—	—	—
	—	—	—	—	86,655 (10)	1,357,017	—	—
Jennifer B. Baldock	—	199,500 (3)	13.42	3/15/2029	—	—	—	—
	—	—	—	—	16,766 (5)	262,556	—	—
	—	—	—	—	—	—	16,766 (6)	262,556
	—	—	—	—	2,564 (11)	40,152	—	—
	—	—	—	—	8,746 (12)	136,962	—	—
	—	—	—	—	6,560 (13)	102,722	—	—
George M. Goodwin	—	148,500 (3)	13.42	3/15/2029	—	—	—	—
	—	—	—	—	13,040 (5)	204,206	—	—
	—	—	—	—	—	—	13,040 (6)	204,206
	—	—	—	—	2,564 (11)	40,152	—	—
	—	—	—	—	6,803 (12)	106,530	—	—
	—	—	—	—	5,102 (13)	79,897	—	—
_______

(1)
Represents non-qualified stock options granted on January 4, 2018, net of the options cancelled in connection with the grant of the SARs, as described in footnote 2 below. The non-qualified stock options vest as set forth in the section titled " Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Stock Option Grants."

(2)
Represents stock-settled stock appreciation right awards ("SARs") granted on December 16, 2018. The SARs vest as set forth in the section titled " - Potential Payments upon Termination or Change in Control - Other Equity-Related Severance and Change of Control Benefits - Stock Appreciation Rights."

(3)
Represents non-qualified stock options granted on March 15, 2019, in exchange for the cancellation of previously issued LPUs as set forth in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Leveraged Performance Units."

(4)	Represents restricted stock awards granted on January 4, 2018, of which half vests on each of January 4, 2020 and January 4, 2021, generally subject to continued employment through each vesting date.

(5)
Represents restricted stock awards granted on March 15, 2019, of which one-third of the award vests upon the first, second and third anniversaries of the date of grant, generally subject to continued employment through each vesting date.

(6)
Represents PSUs granted on March 15, 2019, which vest as set forth in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Restricted Stock Awards and Performance Stock Units."

(7)
Represents restricted stock awards granted on April 2, 2018 to Mr. Cowhey in connection with his employment by the Company, of which half vests on each of April 2, 2020 and April 2, 2021, generally subject to continued employment through each vesting date.

(8)	Represents PSUs granted to Mr. Cowhey in connection with his employment by the Company, which vest on December 31, 2020.

(9)
Represents non-qualified stock options granted on April 1, 2019 to Mr. Evans in connection with his employment by the Company, which vest as set forth in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Stock Option Grants."

(10)
Represents restricted stock awards granted on April 1, 2019 to Mr. Evans in connection with his employment by the Company, of which one-third of the award vests upon the first, second and third anniversaries of the date of grant, generally subject to continued employment through each vesting date.

(11)	Represents restricted stock granted on March 31, 2017, of which vests on March 31, 2020, generally subject to continued employment through the vesting date.

(12)	Represents restricted stock granted on March 16, 2018, of which half vests on each of March 31, 2020 and March 31, 2021, generally subject to continued employment through each vesting date.

(13)	Represents PSUs granted on March 16, 2018, that became earned on December 31, 2018, which vest on December 31, 2020.

(14)	Based on the closing price of a share of our common stock on December 31, 2019 of $15.66, except as otherwise indicated.
2019 Option Exercises and Stock Vested
The NEOs did not exercise options during 2019. The following table sets forth information regarding stock awards held by our NEOs that vested during the year ended December 31, 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Wayne S. DeVeydt	32,299 (1)	320,729
Thomas F. Cowhey	4,916 (2)	56,731
	7,374 (3)	113,707
J. Eric Evans	—	—
Jennifer B. Baldock	4,462 (4)	59,880
	2,564 (5)	28,922
	4,373 (6)	58,685
	6,555 (7)	101,078
George M. Goodwin	4,462 (4)	59,880
	2,564 (5)	28,922
	3,399 (6)	45,615
	5,100 (7)	78,642

(1)
Represents restricted stock granted on January 4, 2018, which vested on January 4, 2019. The closing price per share of our common stock on January 3, 2019 (the last trading date prior to the vesting date) was $9.93.

(2)
Represents restricted stock granted on April 2, 2018, which vested on April 2, 2019. The closing price per share of our common stock on April 1, 2019 (the last trading date prior to the vesting date) was $11.54.

(3)
Represents PSUs granted on April 2, 2018, that became earned as of December 31, 2018, and vested as to 50% of the earned PSUs on December 31, 2019. The closing price per share of our common stock on December 30, 2019 (the last trading date prior to the vesting date) was $15.42.

(4)
Represents restricted stock granted on March 17, 2016, and which became fully vested on March 17, 2019. The closing price per share of our common stock on March 15, 2019 (the last trading date prior to the vesting date) was $13.42.

(5)
Represents restricted stock granted on March 31, 2017, of which one-third of the award vested on March 31, 2019. The closing price per share of our common stock on March 29, 2019 (the last trading date prior to the vesting date) was $11.28.

(6)
Represents restricted stock granted on March 16, 2018, of which one-third of the award vested on March 16, 2019. The closing price per share of our common stock on March 15, 2019 (the last trading date prior to the vesting date) was $13.42.

(7)
Represents PSUs granted on March 15, 2019, that became earned as of December 31, 2018, and vested as to 50% of the earned PSUs on December 31, 2019. The closing price per share of our common stock on December 30, 2019 (the last trading date prior to the vesting date) was $15.42.

Nonqualified Deferred Compensation
The following table sets forth information regarding the value of accumulated benefits of our NEOs under our nonqualified deferred compensation arrangements as of December 31, 2019.

Name	Executive contributions in last fiscal year ($) (1)	Company contributions in last fiscal year ($) (2)	Aggregate earnings in last fiscal year ($) (3)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($)
Wayne S. DeVeydt	—	—	—	—	—
Thomas F. Cowhey	—	—	—	—	—
J. Eric Evans	—	—	—	—	—
Jennifer B. Baldock	8,769	8,000	27,991	—	128,798
George M. Goodwin	58,308	8,000	116,685	—	535,736
_______

(1)	Reflects contributions by each of our eligible NEOs to the Symbion, Inc. Supplemental Executive Retirement Plan (the "SERP") during 2019.

(2)	Reflects Company contributions to the SERP on behalf of each of our eligible NEOs during 2019.

(3)	Reflects aggregate earnings accrued on the accounts of each of our eligible NEOs during 2019.
Ms. Baldock and Mr. Goodwin have participated in the SERP, a nonqualified deferred compensation plan sponsored by Symbion, which is an unfunded plan available to executives and certain key employees and directors of Symbion, an indirect subsidiary of the Company. Under the SERP, participants are permitted to defer up to 25% of their annual base salary and up to 50% of their bonus each year. Symbion makes a matching contribution for each participant who contributed at least 2% of base salary earned during such plan year and who was employed as of the last day of the plan year. Each Symbion contribution is subject to forfeiture for one year following the contribution. Symbion does not provide above-market or preferential earnings on deferred compensation.
Potential Payments upon Termination or Change in Control
Employment Agreement-Related Severance Benefits for our NEOs Employed at the End of 2019
Each of our continuing NEOs, which include Messrs. DeVeydt, Evans, Cowhey and Goodwin and Ms. Baldock, are entitled to receive certain benefits upon a qualifying termination of employment and/or upon certain change in control transactions accompanied by a qualifying termination of employment within a certain period of time following such transaction, as described below.
As described above under the heading "- Narrative Disclosure to Summary Compensation Table and 2019 Grants of Plan-Based Awards Table," we have entered into employment agreements with each of our continuing NEOs. The employment agreements provide for severance upon a termination of employment by us without cause or by the executive for good reason (and in the case of Mr. Goodwin, if his employment agreement is not renewed or expires upon its terms), in each case conditioned on the executive's timely and effective execution of a release of claims acceptable to the Company, and other customary terms and conditions.
Each of our continuing NEOs (except Mr. DeVeydt, Mr. Cowhey and Mr. Evans) is each entitled to severance consisting of 12 months of continued base salary, an amount equal to their target bonus payable within two and a half months following the end of the fiscal year of termination, and continued health and welfare plan benefits at no cost to the executive during the severance period. Under the employment agreements with each of our continuing NEOs (except for Mr. DeVeydt and Mr. Evans), if a qualifying termination occurs within 12 months following (or within the 90 days prior to or 18 months following in the case of Mr. Cowhey) a change in control, the executive is entitled to be paid the severance benefits described above in a single lump-sum payment no later than 30 days following termination.
Mr. DeVeydt is entitled to severance consisting of 12 months of continued base salary, an amount equal to his target bonus payable when such bonuses are paid to employees, and 18 months of COBRA coverage following the date of such termination at no cost to Mr. DeVeydt during the severance period. Upon a change in control, as defined in Mr. DeVeydt’s employment agreement, any equity award outstanding and to the extent any portion of such equity award has not satisfied a time-based vesting condition applicable to such award, shall automatically vest, but all awards subject to performance-based vesting conditions shall not lapse or otherwise be deemed satisfied.
Mr. Cowhey is entitled to severance consisting of 12 months of continued base salary, an amount equal to his target bonus payable within two and a half months following the end of the fiscal year of termination paid in a lump sum at the time that bonuses are regularly paid to employees, any awarded but unpaid bonus amount from the previous year and continued health and welfare plan benefits at no cost to the executive during the severance period. In addition, Mr. Cowhey is also entitled to accelerated vesting of any time-based restricted stock awards and earned but unvested PSUs as of the termination date. However, if Mr. Cowhey’s employment is terminated without cause or for good reason by Mr. Cowhey before the Performance Period End Date (as defined in the PSU award agreement) and a change in control occurs within 90 days of such termination, then certain terms of the award agreement shall apply to determine earned shares as if Mr. Cowhey were still employed by the Company.
Mr. Evans is entitled to severance consisting of 12 months of continued base salary, an amount equal to his target bonus payable when such bonuses are paid to employees, and 12 months of COBRA coverage following the date of such termination at no cost to Mr. Evans during the severance period.
In addition to the severance described above, pursuant to her employment agreement, Ms. Baldock is also entitled to one year of accelerated vesting for any outstanding time-based restricted stock awards and earned but unvested PSUs as of the termination date.
Other Equity-Related Severance and Change of Control Benefits
Restricted Stock Awards
In accordance with our NEOs' restricted stock award agreements, unvested restricted stock is forfeited upon a termination of employment, except that the vesting of any unvested restricted stock will become immediately accelerated in full (1) on a termination of employment by the NEO due to death or disability, or (2) on a termination of employment by the Company without "cause" or resignation by the executive for "good reason" (each as defined in the applicable award agreement) within 90 days prior to or 18 months following a change in control. If, in connection with a change in control, unvested shares of restricted stock are not assumed or continued, or a new award substituted for the unvested shares of restricted stock, such unvested shares will automatically vest in full.
Performance Stock Units
In accordance with our NEOs' PSU award agreements, upon a termination of employment for any reason, (1) any PSUs that are not yet earned are immediately forfeited, and (2) any PSUs that are earned but unvested are immediately forfeited, except that the vesting of any unvested earned PSUs will become immediately accelerated in full (a) on a termination of employment by the NEO due to death or disability, or (b) on a termination of employment by the Company without "cause" or resignation by the executive for "good reason" (each as defined in the applicable award agreement) within 90 days prior to or 18 months following a change in control.
If a change in control occurs during the performance period, the Compensation Committee will determine the extent to which the performance criteria has been satisfied and the number of PSUs that have been earned based on such performance criteria as of the change in control (which is prorated based on the number of days that have elapsed during the performance period). Thereafter, earned PSUs, if any, continue to vest solely based on time in accordance with the terms of the award agreement. If, in connection with a change in control, earned PSUs are not assumed or continued, or a new award substituted for the earned PSUs, the earned PSUs will automatically vest in full.

Stock Appreciation Rights
Mr. Deveydt’s SAR Award will automatically become satisfied upon a termination of Mr. DeVeydt’s employment by the Company without "Cause" or resignation by Mr. DeVeydt for "Good Reason" (as such terms are defined in Mr. DeVeydt’s employment agreement with the Company), in either case within 90 days prior to and 18 months following a change in control. “Cause” for termination under Mr. DeVeydt’s employment agreement consists of (i) failure to substantially perform the duties and responsibilities of his position, adhere to the lawful direction of the Board or adhere to the lawful policies and practices of the Company or any of its affiliates, or substantial negligence in the performance of his duties and responsibilities, (ii) a material breach of a provision of his employment agreement or any other written agreement (including any equity grant agreement), (iii) the commission of a felony or of any crime involving moral turpitude, or (iv) other conduct which is or could reasonably be expected to be materially injurious to the Company or an affiliate of the Company. Pursuant to Mr. DeVeydt’s employment agreement, “Good Reason” means the occurrence of any of the following events, without his consent, (i) a material diminution in his position, duties or responsibilities, or (ii) a material diminution in his base salary (unless applied across the board to all members of management). Additionally, Pursuant to Mr. DeVeydt’s employment agreement with the Company, the time condition of the SAR Award will automatically become satisfied upon a change of control if the award is not assumed, continued, or substituted for a new award by an acquiror or survivor (or, in either case, an affiliate thereof).
Stock Option Awards
In accordance with our NEOs' stock option award agreements, if any of our continuing NEOs employment is terminated without cause or for good reason by such NEO within ninety (90) days prior to or eighteen (18) months following a change in control, then the stock option awards, to the extent outstanding and which have not previously vested in accordance with the Time Condition (as defined in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Leveraged Performance Units" and in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Stock Option Grants" for Mr. Evans), shall automatically be deemed to have vested immediately prior to such NEO’s cessation of employment with the Company; provided, however, that the performance vesting requirements of such stock option awards shall remain in full force and effect.
Other Terms and Conditions
Pursuant to their respective employment agreements, our continuing NEOs are bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with us or to solicit our employees or other service providers during employment and for a specified period following termination of employment. Each of our continuing NEOs is bound by a non-competition covenant for one year following termination of employment (or 18 months in the case of Mr. DeVeydt), and by a non-solicitation covenant for two years following termination of employment.

The following table summarizes the payments that would have been made to our continuing NEOs upon the occurrence of a termination of employment or a change in control, assuming that each continuing NEO's termination of employment with the Company or a change in control occurred on December 31, 2019. Amounts shown do not include (i) accrued but unpaid salary, and (ii) other benefits earned or accrued by the continuing NEO during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

Name	Benefit	Death/Disability ($)	Termination Without Cause / Resignation for Good Reason ($)	Termination Without Cause / Resignation for Good Reason In Connection with a Change in Control ($)
Wayne S. DeVeydt	Cash Severance (1)	—	2,125,000	2,125,000
	Equity Payout / Acceleration	1,740,954 (3)	121,956 (4)	3,072,820 (6)
	Health Benefits (2)	—	29,654	29,654
Thomas F. Cowhey	Cash Severance (1)	—	787,500	787,500
	Equity Payout / Acceleration	561,192 (3)	390,147 (5)	862,472 (6)
	Health Benefits (2)	—	13,676	13,676
J. Eric Evans	Cash Severance (1)	—	1,050,000	1,050,000
	Equity Payout / Acceleration	1,357,017 (3)	228,889 (4)	2,043,684 (6)
	Health Benefits (2)	—	—	—
Jennifer B. Baldock	Cash Severance (1)	—	600,000	600,000
	Equity Payout / Acceleration	542,462 (3)	348,566 (5)	691,422 (6)
	Health Benefits (2)	—	19,625	19,625
George M. Goodwin	Cash Severance (1)	—	600,000	600,000
	Equity Payout / Acceleration	430,822 (3)	36,960 (4)	541,702 (6)
	Health Benefits (2)	—	19,254	19,254
_________

(1)
Represents an amount equal to (a) 12 months of base salary continuation, and (b) the executive's target bonus for the year of termination. Under each of the continuing NEO's employment agreements, if a qualifying termination occurs within 12 months following a change in control, the executive is entitled to be paid the severance benefits described above in a single lump-sum payment no later than 30 days following termination.

(2)	Represents the dollar value of 12 months (18 months in the case of Mr. DeVeydt) Company-paid continued health and welfare benefits.

(3)
Represents the value of the unvested portion of the NEO's time-based restricted stock awards and the value of the unvested portion of the NEO's earned PSUs, in each case, as of December 31, 2019. The value of the awards is calculated by multiplying the number of shares of Company stock subject to acceleration by $15.66, the closing price of our common stock on December 31, 2019.

(4)
Represents an amount equal to the value of the NEO's stock option awards that are subject to time-vesting conditions as if vesting occurred on December 31, 2020 (but not with respect to stock option awards with time-vesting conditions that would be satisfied after December 31, 2020). The value of the stock option awards is calculated by multiplying the number of stock options subject to acceleration by the difference between $15.66, which is the closing price of our common stock on December 31, 2019, and the exercise price of the applicable awards.

(5)
Represents an amount equal to the value of the NEO's restricted stock awards, earned PSUs and stock option awards that are subject to time-vesting conditions, in each case, as if vesting occurred on December 31, 2020 (but not with respect to awards with time-vesting conditions that would be satisfied after December 31, 2020). The value of the restricted stock awards and PSUs is calculated by multiplying the number of shares of Company stock subject to acceleration by $15.66, which is the closing price of our common stock on December 31, 2019. The value of the stock option awards is calculated by multiplying the number of stock options subject to acceleration by the difference between $15.66, which is the closing price of our common stock on December 31, 2019, and the exercise price of the applicable awards.

(6)
Represents an amount equal to the value of the unvested portion of all of the NEO's time-based restricted stock awards, earned PSUs, stock option awards and, in the case of Mr. DeVeydt, the SAR Award. The value of the restricted stock awards and PSUs is calculated by multiplying the number of shares of Company stock subject to acceleration by $15.66, which is the closing price of our common stock on December 31, 2019. The value of the stock option awards (and the SAR Award in the case of Mr. DeVeydt) is calculated by multiplying the number of stock options or SAR Award, as applicable, subject to acceleration by the difference between $15.66, which is the closing price of our common stock on December 31, 2019, and the exercise price of the applicable awards.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of total annual compensation for Mr. DeVeydt, our then-current Chief Executive Officer to the median of the annual total compensation of all our employees (other than the Chief Executive Officer) (the "CEO Pay Ratio"). For 2019:

•	Total annual compensation for Mr. DeVeydt: $3,631,240

•	Median annual total compensation of all employees (other than Chief Executive Officer): $53,563

•	Ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees (other than the Chief Executive Officer): 68:1
In determining the median employee, we chose December 31, 2019 as the date to identify our median employee, and we identified our median employee using a consistently applied compensation measure which included total gross payroll wages received in 2019. Our total employee population as of December 31, 2019 was approximately 9,600. After we identified our median employee, we measured the annual total compensation under SEC rules using: base salary earned in 2019, annual cash bonus earned for the 2019 performance year, the grant date value of any equity awards he or she received in 2019, and the 401(k) match provided by the Company in 2019, in each case, to the extent applicable. Pay was annualized for permanent employees not employed for a full year in 2019. We calculated the median employee's total annual compensation using the same methodology we used to calculate Mr. DeVeydt’s annual total compensation, as reflected in the "Total" column of the Summary Compensation Table.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation earned by our non-employee directors for the year ended December 31, 2019. Each director who is affiliated with Bain Capital did not receive compensation for his service as a director in 2019. Mr. DeVeydt does not receive compensation in his capacity as a director of the Company and the compensation he receives in his capacity as an NEO during the year ended December 31, 2019 is reflected in "Executive Compensation - Summary Compensation Table" on page 29. Mr. Evans is not included in the table below because he became a director in January 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Brent Turner	90,000	140,000	230,000
Teresa DeLuca, M.D.	75,000	140,000	215,000
John A. Deane	56,250	140,000	196,250
Clifford G. Adlerz	75,000	140,000	215,000
T. Devin O'Reilly (1)	—	—	—
Andrew T. Kaplan (1)	—	—	—
_______

(1)	Messrs. O'Reilly and Kaplan are affiliated with Bain Capital and did not receive compensation for their service on the Board.

(2)
Amounts reflect the aggregate grant date fair value of restricted stock awards granted on May 29, 2019, determined in accordance with FASB ASC Topic 718. The assumptions used in the valuation of share awards are set forth in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019.

With respect to 2019, each member of our Board of Directors who was not an employee and who was not affiliated with Bain Capital was eligible to receive an annual cash retainer payment of $75,000 and an annual award of restricted stock having an aggregate grant date fair value equal to $140,000. The restricted stock awards vest in full on the first anniversary of the grant date. Mr. Deane became a member of our Board of Directors in May 2019 and thus received a pro rata portion of the annual cash retainer payment based on the amount of time he served as a member of our Board of Directors.
In addition, the chairman of the Audit Committee is entitled to an additional cash retainer payment of $20,000, the chairman of the Compensation Committee is entitled to an additional cash retainer payment of $15,000, and the chairman of the Nominating/Corporate Governance Committee (if formed) will be entitled to an additional cash retainer payment of $10,000.

PROPOSAL NO. 3: RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As previously disclosed in the Company's current report on Form 8-K filed with the SEC on May 18, 2018 ("Auditor Current Report"), on May 17, 2018 the Company, with the approval of the Audit Committee, dismissed Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm, effective as of May 17, 2018.
During the Company's subsequent interim fiscal year period through May 17, 2018, there were (i) no disagreements between the Company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to EY’s satisfaction, would have caused EY to make reference to the subject matter of the disagreement in its report on the Company's consolidated financial statements for the relevant year, and (ii) no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses in the Company’s internal control over financial reporting as disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. The Audit Committee discussed the material weaknesses with EY, and the Company authorized EY to fully respond to the inquiries of Deloitte & Touche LLP ("Deloitte"), the successor independent registered public accounting firm, concerning such matters.
The Company provided EY with a copy of the Auditor Current Report prior to its filing with the SEC and requested that EY furnish a letter addressed to the SEC stating whether or not it agreed with the statements made by the Company. A copy of EY’s letter dated May 18, 2018 was attached as Exhibit 16.1 to the Auditor Current Report.
 In addition, as disclosed in the Auditor Current Report, on May 18, 2018, the Audit Committee selected Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018. During the Company's fiscal years ended December 31, 2019 and 2018, neither the Company, nor anyone on its behalf, consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and as such, no written report or oral advice was provided, and none was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issues; or (ii) any matter that was either the subject of a "disagreement" or a "reportable event" (within the meaning of Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K, respectively).
The Audit Committee selected Deloitte as the Company's principal independent registered public accounting firm for the year ending December 31, 2020, and such selection was approved by the Board, and the Company seeks ratification of the appointment by the stockholders.
The Audit Committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance.
Although ratification of the selection of Deloitte is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.
A representative of Deloitte is expected to attend the annual meeting and will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders. The Company does not expect that representatives of EY will be present at the annual meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte served as Surgery Partners' independent auditors for the fiscal years ended December 31, 2019 and December 31, 2018.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the Company's independent auditor, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. Each member of the Audit Committee has been delegated the authority to pre-approve any audit services, provided that such approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services performed by Ernst & Young and Deloitte during 2019.
Audit and Other Fees for Past Two Fiscal Years
During the years ended December 31, 2019 and 2018, the Company incurred the following fees for services performed by the independent registered public accounting firm:

	2019	2018
Audit Fees(1)	$2,440,000	$2,500,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	1,895	1,895
Total	$2,441,895	$2,501,895
_______

(1)
Audit Fees include fees for the last two years for professional services rendered by the independent registered public accountants in connection with (i) the audits of the Company's annual consolidated financial statements, (ii) the audits of the Company's internal control over financial reporting, (iii) the review of the Company's quarterly condensed consolidated financial statements, and (iv) services that are provided by the independent registered public accounting firm related to regulatory filings and private placement debt offerings.

(2)	There were no audit-related services performed during 2018 and 2019.

(3)	There were no tax related services performed during 2018 and 2019.

(4)	All Other Fees encompasses any services provided other than the services reported as Audit Fees, Audit-Related Fees or Tax Fees, which in 2019 and 2018 were related to accounting research services.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is currently composed of the three directors named below, each of whom is an independent director (as independence is defined in the Nasdaq Marketplace rules and Rule 10A-3 under the Exchange Act). Each member of the Audit Committee who served at any time during the fiscal year ended December 31, 2019 is financially literate (as that qualification has been interpreted by the Board in its business judgment), and at least one member of the Audit Committee qualifies as an "audit committee financial expert" as such term is defined by the SEC. The Audit Committee operates under a written charter.
The Audit Committee hereby submits the following report:

•	The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements as of, and for, the year ended December 31, 2019.

•
The Audit Committee has discussed with the Company's independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC.

•
The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP's communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP such firm's independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Submitted by the Audit Committee:

Brent Turner, Chairman
Teresa DeLuca, M.D.
John A. Deane

EQUITY COMPENSATION PLAN
The following table provides information as of December 31, 2019 about equity securities that may be issued under the Company's existing equity compensation plans and arrangements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (1)
Equity Compensation Plans Approved by Security Holders	2,769,187	$13.02	3,679,000
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	2,769,187	$13.02	3,679,000
_______

(1)	Includes shares available for future issuance under the Omnibus Incentive Plan.

RELATED PERSON TRANSACTIONS
The following is a description of transactions, since January 1, 2019, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) one or more of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a "related person," has a direct or indirect material interest. We refer to these as "related person transactions."
Registration Rights Agreement
In connection with the Preferred Private Placement, on August 31, 2017, the Company entered into an Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement") with certain stockholders of the Company and certain other parties thereto, including Bain Capital. Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement for a public offering of shares upon the request of Bain Capital and certain of its affiliates, and to use commercially reasonable efforts to effect the registration under the Securities Act of 1933, as amended, of the registrable shares held by the parties to the Registration Rights Agreement, subject to certain limitations as described in the Registration Rights Agreement, including a minimum net aggregate offering price and a limitation on the number of registrations the Company shall be required to effect. The Company also agreed to provide "piggy back," "short-form" and shelf registration rights with respect to such registrable shares, each as described in the Registration Rights Agreement.
Indemnification Agreements
We entered into indemnification agreements with each of our directors and executive officers subsequent to our initial public offering. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Related Person Transactions Policy
We have adopted a formal written policy with respect to the review, approval and ratification of related person transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions, including, but not limited to:

•	the impact on a director's independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	the terms of the transaction; and

•	the terms available to an unrelated third party or to employees generally.
The Audit Committee may also include such factors as: the related person's relationship to us and interest in the transaction, and the material facts of the proposed transaction, including the proposed aggregate value of the transaction. The Audit Committee may approve only those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.
GENERAL MATTERS
Code of Conduct and Corporate Governance Guidelines
We have adopted a Code of Conduct which is applicable to all our directors, officers and employees (the "Code of Conduct"). To the extent required pursuant to applicable SEC regulations, we intend to post amendments to, or waivers from, our Code of Conduct on our website.
Copies of our Code of Conduct and Corporate Governance Guidelines are available, free of charge, on the "Investors - Highlights" page of our website at www.surgerypartners.com, or by sending a written request to our Chief Legal Officer at Surgery Partners, Inc., 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027.

Availability of Certain Documents
Householding is a program adopted by the SEC that permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, proxy statements and the notices of internet availability of proxy materials sent to multiple stockholders of record who have the same address by delivering a single annual report, proxy statement or notice of internet availability of proxy materials to that address. Householding is designed to reduce a company's printing costs and postage fees. Brokers with account holders who are stockholders of the Company may be householding the Company's proxy materials. If your household participates in the householding program, you will receive one Notice of Internet Availability. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or notice of internet availability of proxy materials, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address. You may notify us either by calling us at (615) 234-5900 or by writing to us at Surgery Partners, Inc., 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027, Attn: Chief Legal Officer, and providing your name, your shared address, and the address to which we should direct the additional copy of the annual report or proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive office.
Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
Stockholder Proposals and Nominations
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year's Proxy Statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on December 18, 2020, which is 120 days prior to the date that is one year from April 17, 2020 (the date this year's Proxy Statement was first made available to stockholders).
Requirements for Stockholder Proposals or Director Nominations to be Brought Before an Annual Meeting. Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Company's Secretary at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027. The Board does not have a written policy regarding stockholder nominations, but has determined that it is the practice of the Board to consider candidates proposed by stockholders if made in accordance with our bylaws. To be timely for the 2020 annual meeting, although not included in the Proxy Statement, the stockholder's notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year's annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the meeting. Assuming the date of our 2021 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2021 annual meeting must notify us no earlier than January 27, 2021 and no later than February 26, 2021. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2020 annual meeting.
Contacting the Board of Directors
Stockholders wishing to communicate with the Board may do so by writing to the Board or to the non-employee members of the Board as a group, at:
Surgery Partners, Inc.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attention: Chief Legal Officer
The communication must prominently display the legend "BOARD COMMUNICATION" in order to indicate to the Chief Legal Officer that it is a communication for the Board. Upon receiving such a communication, the Chief Legal Officer will forward the communication to the relevant individual or group to which it is addressed as appropriate depending on the facts and circumstances outlined in the communication received. Certain items that are unrelated to the Board's duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. The Chief Legal Officer will not forward any communication determined in his or her good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.

Other Matters
As of the date of this Proxy Statement, the Board of Directors does not intend to present any matters other than those described herein at the annual meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
Directions to Annual Meeting
We invite all stockholders to attend the annual meeting to be held at our corporate headquarters, located at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee, 37027, on Wednesday, May 27, 2020, at 8:00 a.m. Central Daylight Time (CDT) and any adjournments of the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring proof of your ownership of the Company's common stock as of the Record Date, such as the legal proxy, voting instruction card provided by your broker, bank or nominee, or a proxy card as well as proof of identification. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027, (615) 234-5900 or email ir@surgerypartners.com.
Electronic Access to Proxy Statement and Annual Report to Stockholders
We have elected to provide this Proxy Statement, the proxy card and our Annual Report to Stockholders over the internet through a “notice and access” model. The Notice of Internet Availability provides instructions on how you may access these proxy materials on the internet at www.investorvote.com/SGRY or request a printed copy at no charge. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of our annual meetings on the environment.

SURGERY PARTNERS

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59pm, Central Daylight Time, on May 26, 2020.

Online
Go to www.investorvote.com/SGRY or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.investorvote.com/SGRY

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all of the nominees, FOR Proposal 2 and FOR Proposal 3.

1. Election of Class II Directors:

	For	Withhold		For	Withhold
01 - Brent Turner	☐	☐	02 - T. Devin O'Reilly	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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2020 Annual Meeting Admission Ticket

2020 Annual Meeting of Surgery Partners, Inc. Stockholders

Wednesday, May 27, 2020, 8:00 a.m. Central Daylight Time (CDT)
310 Seven Springs Way, Suite 500
Brentwood, TN 37027

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SGRY

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Surgery Partners, Inc.

Notice of 2020 Annual Meeting of Stockholders

310 Seven Springs Way, Suite 500, Brentwood, TN 37027
Proxy Solicited by Board of Directors for Annual Meeting — May 27, 2020

J. Eric Evans and Jennifer B. Baldock, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Surgery Partners, Inc. to be held on May 27, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each Board nominee listed on the reverse side, FOR Proposal 2 and FOR Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted on appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐